UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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☐ Soliciting Material Pursuant to §240.14a-12
GenCorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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P O Box 537012 Sacramento, CA 95853-7012

February   , 2008

To our Shareholders:

You are cordially invited to attend our Annual Meeting to be held at The Ritz-Carlton located at 1150 22nd Street, N.W., Washington, D.C. 20037 on March 26, 2008 at 9:00 a.m. local time.

The enclosed notice and proxy statement contain details concerning our Annual Meeting.

An investment fund managed by Steel Partners II, L.P. (Steel Partners) has indicated that it intends to nominate and solicit proxies in favor of six nominees in opposition to the Board’s recommendations. We do not believe this is in your best interest. You may receive proxy solicitation materials from Steel Partners or its affiliates. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD. THE BOARD OF DIRECTORS URGES YOU TO NOT SIGN OR RETURN ANY GOLD OR OTHER PROXY CARD SENT TO YOU BY STEEL PARTNERS. Even if you have previously signed a proxy card sent by Steel Partners, you have every right to change your vote by using the enclosed WHITE proxy card to vote by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy card you vote will be counted. We urge you to disregard any proxy card sent to you by Steel Partners or its affiliates.

Your vote is extremely important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares at your earliest convenience. Please complete, date, sign, and promptly return the accompanying WHITE proxy card in the enclosed envelope, or vote via the Internet or telephone, to be sure that your shares will be represented and voted at the Annual Meeting. Please refer to the enclosed WHITE proxy card for instructions on voting via the Internet or telephone or, if your shares are registered in the name of a broker or bank, please refer to the information forwarded by the broker or bank to determine if Internet or telephone voting is available to you.

If you have any questions or require any assistance with voting your shares, please contact:

INNISFREE M&A INCORPORATED
SHAREHOLDERS CALL TOLL FREE: 877-456-3427
BANKS AND BROKERS CALL COLLECT: 212-750-5833

Thank you very much for your continued interest in GenCorp Inc.

Very truly yours,

NOTICE OF ANNUAL MEETING
FREQUENTLY ASKED QUESTIONS
PROPOSAL 1 ELECTION OF DIRECTORS
2007 DIRECTOR COMPENSATION TABLE
REPORT OF THE AUDIT COMMITTEE
SUMMARY COMPENSATION TABLE
2007 GRANTS OF PLAN-BASED AWARDS
PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

NOTICE OF ANNUAL MEETING

February   , 2008

To the Shareholders of GenCorp Inc.:

The 2008 Annual Meeting of shareholders of GenCorp Inc., an Ohio corporation (GenCorp or the Company), will be held on March 26, 2008 at 9:00 a.m. local time at The Ritz-Carlton located at 1150 22nd Street, N.W., Washington, D.C. 20037, for the following purposes:

1.	To elect nine Directors to serve until the 2009 Annual Meeting;

2.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for fiscal year 2008; and

3.	To consider and act on such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on February 1, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Shareholders of record may vote their shares by completing and returning the WHITE proxy card. Most shareholders also have the option of voting their shares via the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your WHITE proxy card or included with your proxy materials. If your shares are held in the name of a bank, broker or other holder of record, please follow their procedures as described in the enclosed WHITE voting form they send to you. By completing, signing, dating and returning the accompanying WHITE proxy card, you will revoke any proxy that may have been previously returned to Steel Partners. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement. Only your latest dated proxy will count.

By Order of the Board of Directors,

MARK A. WHITNEY
Senior Vice President
General Counsel and Secretary

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

FREQUENTLY ASKED QUESTIONS

The Board of Directors of GenCorp Inc., an Ohio corporation (GenCorp or the Company) solicits the enclosed proxy for use at the Annual Meeting of the Company’s shareholders to be held at The Ritz-Carlton located at 1150 22nd Street, N.W., Washington, D.C. 20037 on March 26, 2008 at 9:00 a.m. local time. This proxy statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about the Company’s Directors and executive officers.

WHY DID I RECEIVE THIS PROXY STATEMENT?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a shareholder at the close of business on February 1, 2008, the record date, and therefore you are entitled to vote at the Annual Meeting. This proxy statement, the accompanying WHITE proxy card and Annual Report to shareholders for the fiscal year ended November 30, 2007 are being made available to shareholders beginning on or about February   , 2008. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

WHAT AM I VOTING ON?

You are voting on the following items of business at the Annual Meeting:

•	the election of nine Directors (the Board’s nominees are James J. Didion; Terry L. Hall; David A. Lorber; James M. Osterhoff; Todd R. Snyder; William L. Trubeck; Timothy A. Wicks; Sheila E. Widnall; and Robert C. Woods) to serve until the 2009 annual meeting and until their successors are elected and qualified;

•	the ratification of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending November 30, 2008; and

•	any other matter that may properly be brought before the Annual Meeting.

WHO IS ENTITLED TO VOTE?

Shareholders of record as of the close of business on February 1, 2008 are entitled to vote at the Annual Meeting. Each share of GenCorp common stock is entitled to one vote.

WHAT ARE THE VOTING RECOMMENDATIONS OF THE BOARD OF DIRECTORS?

The Company’s Board of Directors recommends that you vote your shares “FOR” each of the Board’s nine nominees standing for election to the Board, and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants.

HOW DO I VOTE?

It is important that your shares are represented at the Annual Meeting whether or not you attend the meeting in person. To make sure that your shares are represented, we urge you to vote as soon as possible by either (i) signing, dating and returning the WHITE proxy card in the postage-paid envelope provided, (ii) Internet, or (iii) telephone. Voting Instructions are provided on the WHITE proxy card.

If you are a registered shareholder, there are four ways to vote:

•	By calling the toll-free telephone number indicated on your WHITE proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded;

•	By going to the Internet web site indicated on your WHITE proxy card. Confirmation that your voting instructions have been properly recorded will be provided;

•	By signing, dating and returning the accompanying WHITE proxy card; or

•	By written ballot at the Annual Meeting.

Your shares will be voted as you indicate. If you return your WHITE proxy card and do not indicate your voting preferences, the appointed proxies (Yasmin R. Seyal and Mark A. Whitney) will vote your shares FOR items 1 and 2. If your shares are owned in joint tenancy, all joint owners must vote by the same method. If joint owners vote by mail, all of the joint owners must sign the WHITE proxy card. If you are a registered shareholder and you vote by telephone or via the Internet, you do not need to return your WHITE proxy card. Votes submitted by shareholders of record via the Internet or by telephone must be received by 11:59 p.m. Eastern time on March 25, 2008.

If your shares are held in a brokerage account in your broker’s name, please follow the voting directions provided by your broker or nominee. You may sign, date and return a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet to your broker or nominee. If you provide specific voting instructions by mail, telephone, or the Internet, your broker or nominee should vote your shares as you have directed.

At the Annual Meeting, written ballots will be available to anyone who wishes to vote in person. If you hold your shares in a brokerage account, you must request a legal proxy from your broker or other nominee to vote at the Annual Meeting.

If your shares are held through the GenCorp Retirement Savings Plan, please follow the voting directions provided by Fidelity Management Trust Company, the Plan’s Trustee. You may sign, date and return a voting instruction card to the Trustee or submit voting instructions by telephone or the Internet. If you provide voting instructions by mail, telephone, or the Internet, the

Trustee will vote your shares as you have directed (or not vote your shares, if that is your direction). If you do not provide voting instructions, the Trustee will vote your shares in the same proportion as shares for which the Trustee has received voting instructions. You must submit voting instructions to the Plan Trustee by no later than March 21, 2008 at 11:59 pm Eastern time in order for your shares to be voted as you have directed by the Trustee at the Annual Meeting. Plan participants may not vote their Plan shares in person at the Annual Meeting.

WHAT SHOULD I DO IF I RECEIVE A PROXY CARD FROM STEEL PARTNERS?

Steel Partners has indicated that it intends to nominate, and solicit proxies for, its own slate of nominees for election as Directors at the Annual Meeting. You may receive an opposition proxy statement and proxy card as well as follow-up solicitation materials from Steel Partners or its affiliates. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY GOLD PROXY CARD OR ANY OTHER PROXY CARD SENT TO YOU BY STEEL PARTNERS. For additional information on the factors considered by the Board in reaching this determination, see the section entitled Steel Partners Notice of Nominees below.

Even if you have previously signed a proxy card sent by Steel Partners, you have every right to change your vote. You may do so by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided, or by following the instructions on the WHITE proxy card to vote by telephone or by Internet. Only the latest dated proxy card you vote will be counted. We urge you to disregard any proxy card sent to you by Steel Partners or its affiliates.

MAY I ATTEND THE MEETING?

All shareholders and properly appointed proxy holders may attend the Annual Meeting. Shareholders who plan to attend the meeting must present valid photo identification. If you hold your shares in a brokerage account, please also bring proof of your share ownership, such as a broker’s statement showing that you owned shares of the Company on the record date of February 1, 2008, or a legal proxy from your broker or nominee. A legal proxy is required if you hold your shares in a brokerage account and you plan to vote in person at the Annual Meeting. Shareholders of record will be verified against an official list available at the Annual Meeting. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

If your shares are registered directly in your name with the Company’s transfer agent, the Bank of New York, you are considered, with respect to those shares, the “shareholder of record.” The proxy statement, Annual Report and WHITE proxy card have been made available directly to shareholders of record by the Company. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in that brokerage account. The proxy materials will be forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial holder, you have the right to direct your broker, bank or nominee how to vote and you are also invited to attend the Annual Meeting. However, since you are not a shareholder of record, you may only vote your shares at the Annual Meeting if you bring a legal proxy from your broker, bank or nominee. Your broker, bank or nominee will enclose a voting instruction card to use in directing the broker, bank or other nominee on how to vote your shares.

WHAT ARE BROKER NON-VOTES AND HOW ARE THEY COUNTED?

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions at least ten days before the Annual Meeting date. If no instructions are given within that time frame, the nominees may vote those shares on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes are not counted for the purposes of determining the number of shares present in person or represented by proxy on a voting matter. In the event of a solicitation of proxies by Steel Partners, all proposals on the agenda for which there is a counter-soliciation by Steel Partners will be considered non-routine matters for any brokerage accounts solicited by Steel Partners. As a result, if Steel Partners or its affiliates provide you with proxy solicitation materials through your broker, your broker will be unable to vote your shares at the Annual Meeting on any proposal unless they receive your specific voting instructions. For these reasons, please promptly vote by telephone, by Internet, or sign, date and return the voting instruction card your broker or nominee has enclosed, in accordance with the instructions on the card.

MAY I CHANGE MY VOTE?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Returning a later-dated, signed proxy card;

•	Sending written notice of revocation to the Secretary of the Company;

•	Submitting a new, proper proxy by telephone, Internet or paper ballot, after the date of the earlier voted proxy; or

•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above. The Board strongly urges you to revoke any gold or other proxy card you may have returned which you received from Steel Partners or its affiliates. Even if you have previously signed a proxy card sent by Steel Partners, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided, or by following the instructions on the WHITE proxy card to vote by telephone or by Internet. Only the latest dated proxy card you vote will be counted.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Directors are elected by a plurality of the votes cast at the Annual Meeting. Votes cast for a nominee will be counted in favor of election. Abstentions and broker non-votes will not count either in favor of, or against, election of a nominee. Proxies cannot be voted for a greater number of persons than the number of Directors set by the Board for election. The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is necessary to approve Proposal 2, the ratification of the appointment of the Company’s independent auditors. Abstentions and broker non- votes will have no effect on the outcome of the vote on Proposal 2.

DO SHAREHOLDERS HAVE CUMULATIVE VOTING RIGHTS WITH RESPECT TO THE ELECTION OF DIRECTORS?

No. Shareholders do not have cumulative voting rights with respect to the election of Directors.

WHAT CONSTITUTES A QUORUM?

As of the record date, 56,942,450 shares of the Company’s common stock were issued and outstanding. A majority of the outstanding shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum. Shares represented by a proxy that directs that the shares abstain from voting or that a vote be withheld on a matter will be included at the Annual Meeting for quorum purposes. Shares represented by proxy as to which no voting instructions are given as to matters to be voted upon will be included at the Annual Meeting for quorum purposes.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

If you hold your shares in more than one account, you will receive a WHITE proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a WHITE proxy card for each account or use the WHITE proxy card to vote by telephone or Internet. As previously noted, Steel Partners has provided notice that it intends to nominate, and solicit proxies for, its own slate of nominees for election as Directors at the Annual Meeting. As a result, you may receive proxy cards from both Steel Partners and GenCorp. To ensure shareholders have the Company’s latest proxy information and materials to vote, the Board may conduct multiple mailings prior to the date of the Annual Meeting, each of which will include a WHITE proxy card regardless of whether or not you have previously voted. Only the latest proxy card you vote will be counted.

WHO WILL SOLICIT PROXIES ON BEHALF OF THE BOARD?

Appendix A sets forth certain information relating to the Company’s Directors and certain officers and employees of the Company who may be deemed to be “participants” in the Board’s solicitation of proxies in connection with the Annual Meeting under the applicable rules of the SEC.

WHAT IS THE COMPANY’S INTERNET ADDRESS?

The Company’s Internet address is www.gencorp.com. You can access this proxy statement and the Company’s 2007 Annual Report at this Internet address. The Company’s filings with the Securities and Exchange Commission are available free of charge via a link from this address.

WILL ANY OTHER MATTERS BE VOTED ON?

As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a vote of the shareholders, validly executed proxies in the enclosed form will be voted in accordance with the recommendation of the Board of Directors.

WHO PAYS THE SOLICITATION EXPENSES FOR THIS PROXY STATEMENT AND RELATED COMPANY MATERIALS?

The Company does. In addition to sending you these materials, some of the Company’s Directors and officers, including management and non-management employees, may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by GenCorp and postings on our web site, www.gencorp.com. None of the Company’s officers or employees will receive any extra compensation for soliciting you. The Company has retained Innisfree M&A Incorporated (Innisfree), to assist us in soliciting your proxy for an estimated fee of $      plus reasonable out-of-pocket expenses. Innisfree expects that approximately           of its employees will assist in the solicitation. The Company will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of GenCorp common stock. The Company estimates that its total expenses related to the solicitation in excess of those normally spent for an Annual Meeting as a result of the potential proxy contest and excluding salaries and wages of our regular employees and officers are expected to be approximately $     , which includes both the Innisfree fee of $      as well as expenses for printing, postage, legal services and other related items. The Company estimates that our total expenditures to date for the proxy solicitation are approximately $     .

ARE THERE DISSENTER’S OR APPRAISAL RIGHTS?

The Company’s shareholders are not entitled to dissenter’s or appraisal rights under Ohio law in connection with any of the proposals.

WHO SHOULD I CALL IF I HAVE ANY QUESTIONS?

If you have any questions, or need assistance voting, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated
Shareholders Call Toll Free: 877-456-3427
Banks and Brokers Call Collect: 212-750-5833

A copy of the Company’s 2007 Annual Report, including financial statements, accompanies this proxy statement. Shareholders who wish to receive a separate written copy of the proxy statement, Annual Report on Form 10-K, now or in the future, should submit their written request to Secretary, GenCorp Inc., P.O. Box 537012, Sacramento, California 95853-7012 (if by overnight courier, then Highway 50 & Aerojet Road, Rancho Cordova, California 95742).

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s Code of Regulations provides for a Board of not less than seven or more than seventeen Directors, and authorizes the Board to determine from time to time the number of Directors within that range that will constitute the Board by the affirmative vote of a majority of the members then in office. The Board has set the number of Directors constituting the Board at nine.

The Board of Directors has proposed the following nominees for election as Directors with terms expiring at the Annual Meeting in March 2009: James J. Didion; Terry L. Hall; David A. Lorber; James M. Osterhoff; Todd R. Snyder; William L. Trubeck; Timothy A. Wicks; Sheila E. Widnall; and Robert C. Woods.

Eight of these nominees are current Directors who are being nominated for re-election. A current Director (Charles F. Bolden Jr.) has previously announced that he would not stand for re-election at the 2008 Annual Meeting, and in his place, the Board has determined to nominate Mr. Trubeck, who is not currently a Director. Mr. Trubeck has been selected in part to continue to implement the Board’s succession planning, as Mr. Osterhoff has tentatively indicated that he may resign at or prior to the 2009 Annual Meeting and the Board believes Mr. Trubeck would be a qualified Chairman of the Audit Committee upon the resignation of Mr. Osterhoff.

Each nominee elected as a Director will continue in office until the next Annual Meeting of shareholders at which his or her successor has been elected, or until his or her resignation, removal from office, or death, whichever is earlier.

The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors.

The information concerning the nominees set forth below is given as of December 31, 2007. Each nominee has had the same principal occupation or employment during the past five years unless otherwise indicated.

Current Directors Nominated for Re-Election

JAMES J. DIDION
Director since 2002

Mr. Didion is an independent real estate investor and consultant since 2001. Mr. Didion has significant real estate experience having served as Chairman of the Board of CB Richard Ellis, Inc. (formerly known as Coldwell Banker & Company), the largest commercial real estate services company in the world, until his retirement in 2001. At the time of his retirement, CB Richard Ellis had revenues in excess of $1.2 billion. Mr. Didion also served as Chief Executive Officer of Coldwell Banker from 1987 to 1999 and held various other management positions within the firm (1962 — 1987). Mr. Didion serves as an Executive Advisor of Real Estate to the University of California, Berkeley. From 1993 - 1996, Mr. Didion served as the Chairman of the Real Estate Roundtable, a non-profit public policy organization that engages in policy research, analysis and presentation of positions on national real estate issues before the U.S. Congress, the White House and administrative agencies. Mr. Didion was a trustee and honorary member of the Urban Land Institute, a nonprofit organization that engages in research, education and advocacy promoting sound land use policy. He has also served on the Advisory Board of the Haas Business School at the University of California, Berkeley. Mr. Didion graduated from the University of California, Berkeley. Mr. Didion currently serves as Chairman of the Corporate Governance & Nominating Committee and as a member of the Finance Committee. Age 68.

TERRY L. HALL
Director since 2002

Mr. Hall serves as President and Chief Executive Officer of the Company, positions he has held since 2002. Formerly, Mr. Hall also held the title of Chairman of the Board of the Company from 2003 to 2007. Mr. Hall has also served in other capacities at the Company including: Senior Vice President and Chief Operating Officer (2001 — 2002); Senior Vice President and Chief Financial Officer (2000 — 2001); Senior Vice President — Chief Financial Officer and Treasurer (1999 — 2000). Mr. Hall also served as the Chief Financial Officer of Aerojet-General Corporation, a subsidiary of GenCorp (1999). Prior to joining GenCorp, Mr. Hall worked at U.S. Airways Group, Inc., an $8 billion airline holding company, where he was Senior Vice President, Finance and Chief Financial Officer (1997 — 1999), responsible for all aspects of corporate finance as well as mergers and acquisitions. Previously, Mr. Hall served as Chief Financial Officer of Apogee Enterprise Inc. (1995 — 1997), Chief Financial Officer of Tyco International Ltd. (1994 — 1995), and Vice President and Treasurer of UAL Corp. (1990 — 1993), Consultant to UAL Employees Acquisition Corp. (1990) and President/General Manager of Northwest Aircraft, Inc. (1986 — 1990). Mr. Hall graduated from Bemidji State University and earned his juris doctor from the University of Minnesota. Age 53.

DAVID A. LORBER
Director since 2006

Mr. Lorber is a Principal and Portfolio Manager at FrontFour Capital Group LLC, New York, NY, a hedge fund that he helped start in 2007. Previously, Mr. Lorber served as Director and Senior Investment Analyst at Pirate Capital LLC, a hedge fund (2003 — 2006). Prior to joining Pirate Capital, Mr. Lorber was an Analyst at Vantis Capital Management LLC, a money management firm and hedge fund (2001 — 2003) and an Associate at Cushman & Wakefield, Inc. (2000 — 2001). Mr. Lorber graduated from Skidmore College. Mr. Lorber currently serves as a member of the Organization & Compensation Committee and as a member of the Audit Committee. Age 29.

JAMES M. OSTERHOFF
Director since 1990

Mr. Osterhoff served as Executive Vice President and Chief Financial Officer of US WEST, Inc., a telecommunications company, from 1991 until retirement in 1995. Prior to joining US West, Mr. Osterhoff served as Vice President and Chief Financial Officer of Digital Equipment Corporation and of the Ford Motor Credit Company and its subsidiaries. Previously, Mr. Osterhoff was a Director of Financial Security Assurance Holdings, Ltd. (FSA) and Arkwright Mutual Insurance Company, was Vice Chairman of the Private Sector Council/Research Center for Government Financial Management, and was a member of the School of Mechanical Engineering Advisory Council at Purdue University and the Financial Executives Council of the Conference Board. He was twice named in Institutional Investor as one of America’s “Top CFO’s.” Mr. Osterhoff graduated from Purdue University and earned a master’s degree in business administration from the Graduate School of Business at Stanford University. Mr. Osterhoff currently serves as Chairman of the Audit Committee and as a member of the Finance Committee. Age 71.

TODD R. SNYDER
Director since 2006

Mr. Snyder is a Managing Director of Rothschild Inc., an international investment banking and financial advisory firm. Before joining Rothschild in 2000, Mr. Snyder was a Managing Director and earlier held other positions at Peter J. Solomon Company (1997 — 2000) Prior to joining Peter J. Solomon Company, Mr. Snyder was a Managing Director at KPMG Peat Marwick (1995 — 1997). Prior to his move to investment banking, Mr. Snyder practiced law in the Business Reorganization department of Weil, Gotshal & Manges (1988 — 1994). Mr. Snyder graduated from Wesleyan University and received a juris doctor from the University of Pennsylvania Law School. Mr. Snyder is an adjunct faculty member of the New York University Law School. Mr. Snyder currently serves as Chairman of the Finance Committee and as a member of the Organization & Compensation Committee. Age 45.

TIMOTHY A. WICKS
Director since 2005

Mr. Wicks is a Senior Vice President, Strategic Growth for UnitedHealthcare, the largest operating division of UnitedHealth Group Inc., a diversified health care company, a position he has held since 2006. Other positions he has held at UnitedHealth include Senior Vice President, Product Development and Management for UnitedHealth (2004 — 2006), Vice President, Platinum Broker Service (2003 — 2004), and Vice President, Consumer Solutions (2002 — 2003). Prior to joining UnitedHealth, Mr. Wicks served as General Manager, Small Business Services, and Director of Global Business Strategy of Dell Computer Corporation (2001 — 2002). Prior to joining Dell Computer, Mr. Wicks was the President and Co-Founder of Great Northern Capital, a private investment and merchant banking firm (1994 — 2000). Mr. Wicks graduated from The University of Chicago and received a master’s degree in business administration from Harvard University’s Graduate School of Business. Mr. Wicks currently serves as the non-executive Chairman of the Board, as a member of the Finance Committee and as a member of the Audit Committee. Age 42.

DR. SHEILA E. WIDNALL
Director since 1999

Dr. Widnall has been an Institute Professor at the Massachusetts Institute of Technology (MIT) since 1998. Previously, Dr. Widnall served as the Secretary of the United States Air Force from 1993 to 1997. She is the only woman to ever head a military service. As Secretary of the Air Force,

Dr. Widnall was responsible for all affairs of the Department of the Air Force including recruiting, organizing, training, administration, logistical support, maintenance and welfare of personnel. Dr. Widnall was also responsible for research and development and other activities prescribed by the President or the Secretary of Defense. Prior to being appointed Secretary of the Air Force, Dr. Widnall was an Associate Provost (1992-1993) and Professor of Aeronautics and Astronautics (1986 — 1992) at MIT. Dr. Widnall was a member of the Columbia accident investigation board and was inducted into the Women’s Hall of Fame in 2003. Dr. Widnall is a member of the National Academy of Engineering, the American Institute of Aeronautics and Astronautics and the American Association for the Advancement of Science. Dr. Widnall earned her bachelor of science degree in 1960, her master of science degree in 1961, and her doctor of science degree in aeronautics and astronautics in 1964 at MIT. Dr. Widnall currently serves as Chairwoman of the Organization & Compensation Committee and as a member of the Corporate Governance & Nominating Committee. Age 69.

ROBERT C. WOODS
Director since 2006

Mr. Woods has been an Investment Banker at Cornerstone Capital Advisors, a real estate investment bank, since 1987. From 1983 to the present, Mr. Woods has also been a real estate developer for Palladian Partners, a real estate development company. At both Cornerstone and Palladian, Mr. Woods’ experience includes developing and financing master planned communities. Previously, he was a Project Manager and Vice President of Development for Hines Interests LLC, a real estate development company (1980 — 1983), and a Project Manager for Trammell Crow, a real estate development company (1979 — 1980). Mr. Woods was also a consulting professor of real estate finance at Stanford University from 2000 to 2005. Mr. Woods is also a Chartered Financial Analyst. Mr. Woods was a consulting professor of real estate finance at Stanford University from 2000 to 2005. Mr. Woods received a master’s degree in business administration from the College of William and Mary. Mr. Woods currently serves as a member of the Audit Committee and as a member of the Finance Committee. Age 55.

New Director Nominated for Election

WILLIAM L. TRUBECK

Mr. Trubeck served as Executive Vice President and Chief Financial Officer of H&R Block, Inc., a financial services company, from 2004 to 2007. Prior to joining H&R Block, he served Waste Management Inc., a waste disposal and environmental services company, as Executive Vice President of its Western Group (2003 — 2004), Executive Vice President, Operations Support, and Chief Administrative Officer (2002 — 2003) and Executive Vice President and Chief Financial Officer (2001 — 2002). Prior to joining Waste Management, Mr. Trubeck was Senior Vice President — Finance and Chief Financial Officer of International Multifoods, Inc., a food manufacturing company (1997 — 2000), and President, Latin American Operations of International Multifoods (1998 — 2000). Mr. Trubeck is a director of YRC Worldwide Inc., a transportation service provider, and of Dynegy Inc., a power generation company. Mr. Trubeck serves as chairman of the audit committees of both YRC Worldwide and of Dynegy. Mr. Trubeck is also vice chairman of the board of trustees of Monmouth College. Mr. Trubeck graduated from Monmouth College and received a master’s degree in business administration from the University of Connecticut. If elected, Mr. Trubeck is expected to serve on the Audit Committee. Age 61.

The Company’s Board of Directors recommends that shareholders vote FOR these nominees as Directors by executing and returning the WHITE proxy card or voting by one of the other ways indicated thereon. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise.

STEEL PARTNERS NOTICE OF NOMINEES

Steel Partners, which has reported that it and other affiliated entities were the beneficial owner of 8,034,059 shares as of January 30, 2008, has notified the Company of its intention to nominate for election six individuals to the Board. According to information provided by Steel Partners, for which the Company disclaims any responsibility, these individuals are Warren G. Lichtenstein, James R. Henderson, Gerald R. Dinkel, Martin Turchin, James H. Perry and Thomas A. Corcoran.

At the date of this proxy statement, Steel Partners has indicated it intends to solicit proxies from shareholders for the election of its proposed nominees. If Steel Partners proceeds to solicit proxies, the Board recommends that you do NOT return Steel Partners’ gold proxy card or any other proxy card provided by Steel Partners or otherwise vote as recommended by Steel Partners.

The Board has determined that the election of the Steel Partners nominees would not be in the best interests of the Company and its shareholders. In making this determination, our Board considered, among other factors:

Significant Change Not Necessary

•	The Board Has Several Shareholder-Designated Directors and is Willing to Add More. The current Board includes three shareholder-designated directors (Messrs. Lorber, Snyder and Woods), who were initially nominated by Pirate Capital LLC at the 2006 Annual Meeting. These Directors have since been approved by the Board and are part of the Board’s nominees. Prior to Steel Partners delivering its notice of its intent to nominate directors, the Board offered to nominate three of the Steel Partners nominees to the Board. This would have increased the number of shareholder-designated Directors to six, representing a majority of the Board following the 2008 Annual Meeting, but would not have given full control of the Board to Steel Partners. The Board believes that it is committed to having a Board that includes shareholder-designated Directors for the benefit of all shareholders.

•	Results of Operations Do Not Require Significant Change of Board or Management. The Company’s strategy over the last five years has been to focus on two core businesses — Aerospace and Defense through its subsidiary Aerojet-General Corporation, and Real Estate which involves activities related to the entitlement, sale, and leasing of our excess real estate assets. This strategy resulted in the divestiture of non-core businesses, a compound annual growth rate of 22% of Aerojet’s revenues and the release of 2,600 acres and expected soon-to-be-released 2,200 acres of the Company’s excess real estate from environmental restrictions under federal and state super fund status. GenCorp’s recent results of operations demonstrate that the Board’s strategy is working and that a significant change of the composition of the Board is not necessary. The Company recently reported that sales for fiscal year 2007 were $745.4 million, a 20% increase from fiscal year 2006, and net income for fiscal year 2007 was $69.0 million, or $1.14 diluted earnings per share, compared to a net loss of $38.5 million, or $0.69 loss per share for fiscal year 2006.

•	Board’s Nominees are Experienced and Independent. The Board’s nominees are seasoned executives, who are respected, proven business leaders with extensive and relevant experience unmatched by the Steel Partners nominees. As executives of their own firms and as independent directors of GenCorp (other than Mr. Hall, who is an officer of the Company), the members of the Board have a proven record of success. We believe the Board’s nominees possess critical industry and business experience and have taken their responsibilities to shareholders and to the Company seriously. Other than Mr. Trubeck who is being nominated for the first time to serve on this Board, all of the Board members have significant experience in dealing with the unique combination of the Company’s businesses — Aerospace & Defense and Real Estate — and legacy issues.

•	Current Board Focused on and Improving Corporate Governance. The Board has taken significant steps to improve the Company’s corporate governance over the last two years, including separating the roles of Chairman and CEO; allowing the Company’s shareholder rights plan to expire without renewal in February 2007; amending the Company’s Articles of Incorporation to declassify the Board so that each of the Directors would be subject to annual election; amending the Company’s Articles of Incorporation to render inapplicable to the Company certain Ohio anti-takeover statutes that restricted a shareholder’s ability to acquire shares in excess of certain thresholds without prior Board or shareholder approval; and adopting a majority vote policy for uncontested elections of Directors, under which, any nominee who receives a majority of withheld votes must submit his or her resignation to the Board, which will promptly consider whether to accept or reject the tendered resignation. The Board believes that it is focused on thoughtful corporate governance improvements for the benefit of all shareholders.

Adverse Effects on the Company Upon Election of Steel Partners’ Nominees

•	Steel Partners Seeks Control of the Board and the Company. Steel Partners intends to have directors nominated by it constitute a majority of the Directors on the Board. As noted above, the Board offered to nominate several of the Steel Partners nominees to the Board without giving Steel Partners full control of the Board. Steel Partners rejected this offer. Through its nominations, Steel Partners has sought control of the Board and the Company, and therefore the ability to dictate the Board’s policies on management of the Company, business plans, key initiatives, strategic alternatives, and relationships with customers, suppliers and employees. Steel Partners may have interests that differ from the interests of the Company’s shareholders other than Steel Partners.

•	Election of the Steel Partners Nominees Will Result in the Acceleration of the Company’s Indebtedness and Will be an Event of Default Under the Company’s Senior Credit Facility and Will Trigger Other Funding Requirements. The indentures for the Company’s senior and subordinated notes and the Company’s senior credit agreement include customary provisions that provide for adverse effects to the Company if a majority of the Board ceases to be comprised of “continuing directors” (as defined under those agreements). If the Steel Partners nominees are elected to the Board, they will represent a majority of the Company’s Board (absent a determination by the Board to nominate for election the Steel Partners nominees, which determination the Board does not currently intend to make) and the Company’s obligations to pay the principal amount and interest of the indebtedness would accelerate (either directly or as a result of the triggering of an obligation of the Company to offer to repurchase the indebtedness). In this event and absent a settlement of the proxy contest, these obligations would almost certainly need to be refinanced on terms to be negotiated on current market terms (likely at a higher interest rates), which may not be possible in light of the current uncertainties in the credit markets. The Company expects that it would incur increased annual interest expense and several million dollars in fees if it were forced to refinance this indebtedness, if it is possible at all. Upon the election of the Steel Partners nominees, the Company would also cease to have access to a revolving line of credit and a letter of credit facility, which may have adverse effects on the Company’s operations. In addition, several of the Company’s arrangements with officers, employees and retirees include provisions that require the Company to fund into a trust certain liabilities and potential liabilities if a majority of the Board ceases to be comprised of “continuing directors” (as defined under those agreements). Based on the current size and composition of the Board and current assumptions, if even one of the Steel Partners nominees is elected to the Board, the Company may be required to fund into a trust the liabilities associated with the Company’s Benefits Restoration Plan, and the amounts that would be payable to officers of the Company who are party to executive severance agreements as a result of qualifying terminations of employment after a change of control of the Company. The failure to elect Mr. Hall to the Board is a qualifying termination under the executive severance agreement between him and the Company, which will result in the incurrence of severance liabilities described below in this proxy statement. The Company is currently trying to estimate with greater certainty the amounts of these obligations to the extent practicable, which amounts are expected to be material.

In making the foregoing determinations, the Board also considered the potential negative effects of opposing the Steel Partners nominees, particularly the substantial costs that may be involved and the fact that election contests typically consume a substantial amount of management time and result in the expenditure of significant expenses. However, the Board determined that, on balance, these factors were substantially outweighed by the other factors referenced above.

In making the foregoing determinations, the Board did not attempt to assign relative weights to any particular factor or to rank them in order of importance, and individual Directors may have considered other factors in their decision-making. The Directors may have considered the fact that they are standing for reelection as well (other than Mr. Bolden), although continued service on the GenCorp Board is not material to any of them from a financial point of view.

Accordingly, if Steel Partners nominates one or more individuals for election to the Board, the Company recommends that you vote AGAINST Steel Partners’ nominees and FOR the Company’s nominees. If Steel Partners in fact proceeds with these actions, the Board expects to communicate further with shareholders prior to the Annual Meeting.

Voting for Directors

The Company has no provision for cumulative voting in the election of Directors. Holders of Common Stock are, therefore, entitled to cast one vote for each share held on the February 1, 2008 record date for each of the candidates for election. Directors are elected by a plurality of the votes cast at the Annual Meeting; however, the Board has adopted a majority vote policy. Pursuant to such policy, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” for his or her election than votes “for” such election (a Majority Withheld Vote) shall promptly tender his or her resignation after such election for consideration by the Corporate Governance & Nominating Committee. Within 90 days thereafter, the Board of Directors, taking into account the recommendation of the Corporate Governance & Nominating Committee, must determine whether to accept or reject the resignation. The Director that tendered the resignation shall not participate in the consideration or determination of whether to accept such resignation. The Board of Directors shall disclose by press release its decision to accept or reject the resignation and, if applicable, the reasons for rejecting the resignation. If a majority of the Corporate Governance & Nominating Committee members receive a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote will appoint a committee of independent Directors to consider the resignation offers and recommend to the Board whether to accept or reject them.

Votes cast for a nominee will be counted in favor of election. Abstentions and broker non-votes will not count either in favor of, or against, election of a nominee. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the Board of Directors’ nominees, unless authorization to do so is withheld. Proxies cannot be voted for a greater number of persons than the number of Directors set by the Board for election. If, prior to the Annual Meeting, a nominee becomes unable to serve as a Director for any reason, the proxy holders reserve the right to substitute another person of their choice in such nominee’s place and stead. It is not anticipated that any nominee will be unavailable for election at the Annual Meeting.

Retirement Policy

Under the Board’s retirement policy, a Director’s term of office normally expires at the Annual Meeting following his or her 70th birthday. The Board’s retirement policy also provides that the Board may waive immediate compliance with the policy and request that a Director postpone his or her retirement until a subsequent date. The Board has asked James M. Osterhoff, Chairman of the Audit Committee, who turned 70 in 2006, to remain a Director until the 2009 Annual Meeting, subject to re-election at the 2008 Annual Meeting.

Meetings of the Board

The Board of Directors held sixteen meetings during fiscal year 2007. Other than Mr. Bolden who is not standing for re-election at the 2008 Annual Meeting, all of our Directors attended at least 75% of the regularly scheduled and special meetings of the Board to which they were not otherwise excluded

(i.e. executive sessions) and Board committees on which they served in fiscal year 2007. All of the Board’s nominees for election at the 2008 Annual Meeting are expected to attend such Annual Meeting. All but one of the Directors then in office were present at the Company’s 2007 Annual Meeting.

Non-Executive Chairman of the Board

In February 2007, as part of its ongoing commitment to good corporate governance, the Board of Directors made a decision to separate the positions of Chairman of the Board and Chief Executive Officer. Historically, the positions of Chairman of the Board and Chief Executive Officer have been held by the same person. In February 2007, the Board appointed Timothy A. Wicks as non-executive Chairman of the Board.

Meetings of Non-Employee Directors

Non-employee Directors (consisting of all Directors other than Mr. Hall) meet in executive session as part of each regularly scheduled Board meeting. In 2007, Mr. Wicks, Chairman of the Board, presided at all such executive sessions. In the event of his absence, a non-employee Director would have been chosen on a rotating basis.

Determination of Independence of Directors

The Board has determined that to be considered independent, a Director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a Director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders. In making its assessment of independence, the Board considers any and all material relationships not merely from the standpoint of the Director, but also from that of persons or organizations with which the Director has or has had an affiliation or those relationships which may be material, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board also considers whether a Director was an employee of the Company within the last five years. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent Director,” including those set forth in pertinent listing standards of the New York Stock Exchange (NYSE) as in effect from time to time. The NYSE’s listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, the Board of Directors has affirmatively determined that each Director other than Mr. Hall has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

Additionally, each Director other than Mr. Hall has been determined to be “independent” under the following NYSE listing standards, which provide that a Director is not independent if:

•	the Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

•	the Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) the Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the Director is a current employee of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Board Committees

The Board maintains four standing committees: Audit; Corporate Governance & Nominating; Organization & Compensation; and Finance. Assignments to, and chairs of, the committees are recommended by the Corporate Governance & Nominating Committee and approved by the Board. All committees report on their activities to the Board. Each standing committee operates under a charter approved by the Board. The charters for each of the standing committees are posted on the Company’s web site at www.GenCorp.com (and in print to any shareholder or interested party who requests them by writing to Secretary, GenCorp Inc., P.O. Box 537012, Sacramento, California 95853-7012 (if by overnight courier, then Highway 50 & Aerojet Road, Rancho Cordova, California 95742)).

The table below provides current membership and fiscal year 2007 meeting information for each of the standing committees. Committee membership is reviewed by the full Board at its first meeting following the Annual Meeting.

			Corporate Governance		Organization &
Name	Audit		& Nominating		Compensation		Finance
Charles F. Bolden Jr.			X		X

James J. Didion			X	*			X

Terry L. Hall

David A. Lorber	X				X

James M. Osterhoff	X	*					X

Todd R. Snyder					X		X	*

Timothy A. Wicks	X						X

Sheila E. Widnall			X		X	*

Robert C. Woods	X						X

Total meetings in fiscal year 2007	8		6		8		6

*	Committee Chairperson

The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards. The Board has also determined that Mr. Osterhoff is an “audit committee financial expert” as defined in the regulations adopted by the Securities and Exchange Commission (SEC). The Audit Committee reviews and evaluates the scope of the audits to be performed by, the adequacy of services performed by, and the fees and compensation of, the independent auditors. The Audit Committee also reviews the Company’s audited financial statements with management and with the Company’s independent auditors and recommends to the Board of Directors to include the audited financial statements in the Annual Report on Form 10-K; approves in advance all audit and permitted non-audit services to be provided by the independent auditors; reviews and considers matters that may have a bearing upon continuing auditor independence; prepares the report of the Audit Committee to be included in the Company’s proxy statement; appoints the independent auditors to examine the consolidated financial statements of the Company; reviews and evaluates the scope and appropriateness of the Company’s internal audit function, plans and system of internal controls; reviews and evaluates the appropriateness of the Company’s selection or application of accounting principles and practices and financial reporting; receives periodic reports from the internal audit and law departments; and reviews and oversees the Company’s compliance with legal and regulatory requirements.

The Corporate Governance & Nominating Committee (the Corporate Governance Committee) periodically reviews and makes recommendations to the Board concerning the criteria for selection and retention of Directors, the composition of the Board (including the non-executive Chairman of the Board), the structure and function of Board committees, and the retirement policy and compensation and benefits of Directors. The Corporate Governance Committee also assists in identifying, and recommends to the Board, qualified candidates to serve as Directors of the Company and considers and makes recommendations to the Board concerning Director nominations submitted by shareholders. The Corporate Governance Committee also periodically reviews and advises the Board regarding significant matters of public policy, including proposed actions by foreign and domestic governments that may significantly affect the Company; reviews and advises the Board regarding adoption or amendment of major Company policies and programs relating to matters of public policy; monitors the proposed adoption or amendment of significant environmental legislation and regulations and advises the Board regarding the impact such proposals may have upon the Company and, where appropriate, the nature of the Company’s response thereto; periodically reviews and advises the Board regarding the status of the Company’s environmental policies and performance under its environmental compliance programs; and periodically reviews and reports to the Board regarding the status of, and estimated liabilities for, environmental remediation. The Board has determined that each member of the Corporate Governance Committee meets all applicable independence requirements under the NYSE listing standards.

The Organization & Compensation Committee (the Compensation Committee) advises and recommends to the independent Directors the total compensation of the President and Chief Executive Officer. In addition, the Compensation Committee, with the counsel of the Chief Executive Officer, considers and establishes base pay and incentive bonuses for the other executive officers of the Company. The Compensation Committee also administers the Company’s deferred compensation plan and the GenCorp 1999 Equity and Performance Incentive Plan. The Compensation Committee periodically reviews the organization of the Company and its management, including major changes in the organization of the Company and the responsibility of management as proposed by the Chief Executive Officer; monitors executive development and succession planning; reviews the effectiveness and performance of senior management and makes recommendations to the Board concerning the appointment and removal of officers; periodically reviews the compensation philosophy, policies and practices of the Company and makes recommendations to the Board concerning major changes, as appropriate; annually reviews changes in the Company’s employee benefit, savings and retirement plans and reports thereon to the Board; and approves, and in some cases recommends to the Board of Directors for approval, the compensation of employee-Directors, officers, and executives of the Company.

The Finance Committee makes recommendations to the Board with regard to the Company’s capital structure and the raising of long-term capital. The Finance Committee also reviews the performance and management of the Company’s employee benefit funds, and makes recommendations to the Board in regard to contributions to any Company pension, profit sharing, retirement or savings plan, or any proposed changes in the funding method, interest assumptions or in amortization of liabilities in connection with the funding of any such plan.

From time to time, the Board also forms special committees when specific matters need to be addressed.

Director Nominations

The Corporate Governance & Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Corporate Governance & Nominating Committee, the Board, management, and shareholders. The Corporate Governance & Nominating Committee also may retain the services of a consultant to assist in identifying candidates. The Corporate Governance & Nominating Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to the Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, GenCorp Inc., P.O. Box 537012, Sacramento, California 95853-7012 (if by overnight courier, then Highway 50 & Aerojet Road, Rancho Cordova, California 95742). Any such recommendation must include (i) the name and address of the candidate; (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate; and (iii) the candidate’s signed consent to serve as a Director if elected and to be named in the proxy statement.

Such nominations must be received by the Chairman of the Corporate Governance & Nominating Committee no later than the December 1 immediately preceding the date of the Annual Meeting at which the nominee is to be considered for election. Since the date of the Company’s 2007 proxy statement, there have been no material changes to the procedures by which shareholders of the Company may recommend nominees to the Board of Directors.

The Corporate Governance & Nominating Committee seeks to create a Board that is, as a whole, strong in its collective knowledge and diversity of skills and experience and background with respect to accounting and finance, management and leadership, business judgment, industry knowledge and corporate governance. When the Corporate Governance & Nominating Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then-current mix of Director attributes.

Communications with Directors

Shareholders and other interested parties may communicate with the Board or individual Directors by mail addressed to: Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, GenCorp Inc., P.O. Box 537012, Sacramento, California 95853-7012 (if by overnight courier, then Highway 50 & Aerojet Road, Rancho Cordova, California 95742). The Secretary may initially review communications to the Board or individual Directors and transmit a summary to the Board or individual Directors, but has discretion to exclude from transmittal any communications that are, in the reasonable judgment of the Secretary, inappropriate for submission to the intended recipient(s). Examples of communications that would be considered inappropriate for submission to the Board or a Director include, without limitation, customer complaints, solicitations, commercial advertisements, communications that do not relate directly or indirectly to the Company’s business or communications that relate to improper or irrelevant topics.

Compensation Committee Interlocks and Insider Participation

The Organization & Compensation Committee is composed entirely of non-employee independent Directors. As of November 30, 2007, the members of the Organization & Compensation Committee included Sheila E. Widnall (Chairwoman), Charles F. Bolden, David A. Lorber and Todd R. Snyder. All non-employee independent Directors participate in decisions regarding the compensation of Terry L. Hall, the President and Chief Executive Officer. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Organization & Compensation Committee. In addition, none of the Company’s executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors.

Director Compensation

The compensation of the Company’s non-employee Directors is determined by the Board upon the recommendations made by the Corporate Governance & Nominating Committee (the Corporate Governance Committee).

Annual Cash Compensation

Under our Director compensation program in effect in fiscal year 2007, each non-employee Director received an annual retainer fee of $44,000. In addition, in fiscal year 2007 each non-employee Director received $4,000 for each Committee membership. Non-employee Directors who served as Chairperson of a Committee also received an additional annual fee of $8,000. In fiscal year 2007, the Board formed a steering committee consisting of Mr. Snyder (Chairman), and Messrs. Wicks and Osterhoff, with respect to a special project. Following Board approval, Mr. Snyder received $8,000 for his service as Chairman of the steering committee and Messrs. Osterhoff and Wicks each received $4,000 for their service on the steering committee.

In February 2007, the Board of Directors elected to separate the office of Chairman of the Board and Chief Executive Officer and appointed Mr. Wicks as the non-executive Chairman of the Board. As non-executive Chairman of the Board, Mr. Wicks received the pro-rated fee totaling $85,230 in fiscal year 2007 in lieu of the annual retainer fee paid to other non-employee Directors.

The Corporate Governance Committee’s charter authorizes the Committee to employ independent compensation and other consultants to assist in fulfilling its duties. After reviewing a study regarding director compensation prepared by Hewitt & Associates, an independent compensation consultant, the Board of Directors approved the following changes effective as of April 2008: (i) the annual retainer fee for non-employee Directors (other than the non-executive Chairman of the Board) will be $50,000, and (ii) the annual Committee fee for the Chairman of the Audit Committee will be $15,000. The annual retainer fee for the non-executive Chairman of the Board will be $104,000.

Equity Grants

All non-employee Directors receive an annual grant of restricted shares of the Company’s Common Stock under the GenCorp 1999 Equity and Performance Incentive Plan, typically in March. In March 2007, each non-employee Director (other than the non-executive Chairman of the Board) received a grant of 500 restricted shares. The non-executive Chairman of the Board received 1,000 restricted shares at that time. Provided that the grantee remains in continuous service as a Director of the Company, the restricted shares vest and become non-forfeitable on the third anniversary of the grant. Non-employee Directors also receive a one-time award of 500 restricted shares of the Company’s Common Stock as part of their initial election to the Board. All shares may be voted, but ownership may not be transferred until such shares are vested. Unless otherwise approved by the Board, unvested shares will be forfeited in the event of a voluntary resignation or refusal to stand for re-election.

All non-employee Directors receive an annual grant of stock options or stock appreciation rights (SARs) at the Board’s discretion, typically in January. In January 2007, each non-employee Director received a grant of 5,000 SARs. Fifty percent of such SARs vest six months from the date of grant with the remaining stock options or SARs vesting one year from the date of grant. All such stock options and SARs have a 10-year term.

Upon recommendation by the Corporate Governance Committee after reviewing a study by Hewitt & Associates regarding director compensation, effective in 2008, the Board of Directors approved the following changes: (i) the annual grant of restricted shares of the Company’s Common Stock to non-employee Directors (other than the non-executive Chairman of the Board) will be 1,750 shares, (ii) the annual grant of stock options or SARs to non-employee Directors (other than the non-executive Chairman of the Board) will be 6,000 options or SARs, and (iii) the non-executive Chairman of the Board will receive annual grants of 3,500 restricted shares and 12,000 of stock options or SARs.

Equity Ownership Guidelines for Non-employee Directors

In October 2007, upon the recommendation of the Corporate Governance Committee, the Board adopted equity ownership guidelines under which non-employee Directors are required to own equity in the Company in an amount equal to $150,000. In calculating the amount of equity owned by a non-employee Director, the Board looks at the value of Company common stock owned by such non-employee Director (restricted stock and stock owned outright), the value of any phantom stock owned by such non-employee Director as part of the Director Deferred Compensation Plan, and the value of any vested “in the money” options or SARs (i.e. market value of Company stock in excess of the strike price for the stock option or SAR). Non-employee Directors have five years to meet the thresholds set forth in these equity ownership guidelines.

Director Deferred Compensation Plan

Directors annually may elect to defer all or a percentage of their cash compensation pursuant to the Director Deferred Compensation Plan. The plan is unfunded, and deferred amounts are deemed to be invested in, at the election of the Director, phantom shares in a GenCorp Stock Fund, a

Standard & Poor’s 500 index fund, or a cash deposit program. Deferred amounts and earnings thereon are payable at or commencing at a future date, in either a lump sum or installments as elected by the Director at the time of deferral.

Director Retirement Plan

Each non-employee Director elected to the Board prior to January 1, 2002 participated in the Company’s Retirement Plan for Non-Employee Directors (the Retirement Plan). Under the Retirement Plan, each of such Directors will receive a monthly retirement benefit in the amount of $2,000 until the number of monthly payments made equals the Director’s months of benefit accrual under the Retirement Plan (maximum of 120 months). In the event of death prior to payment of the applicable number of installments, the aggregate amount of unpaid monthly installments will be paid, in a lump sum, to the retired Director’s surviving spouse or other designated beneficiary, if any, or to the retired Director’s estate. Non-employee Directors serving on the Board prior to January 1, 2002 were given the opportunity to either (a) continue participating in the Retirement Plan, or (b) freeze the retirement benefit already accrued under the Retirement Plan and receive the annual stock option or SARs grant in respect of future service on the Board. The non-employee Directors who were eligible to participate in such Plan (Mr. Osterhoff and Dr. Widnall) elected to freeze accrued retirement benefits and to receive the annual stock option or SARs grant. Under the terms of the Retirement Plan, in the event a Director’s service on the Board terminates for any reason on the date of a change in control or during the two year period following a change in control, such Director shall be entitled to the immediate payment of the aggregate amount of unpaid monthly installments in a lump sum.

Other

The GenCorp Foundation matches employee and Director gifts to accredited, non-profit colleges, universities, secondary, and elementary public or private schools located in the United States. Gifts made are matched dollar for dollar, up to $7,500 for each year.

Each non-employee Director elected to the Board prior to January 1, 2002 is eligible to participate in the Healthcare Plan for Nonemployee Directors.

The Company also reimburses the Directors for travel and other expenses incurred in attending Board and Committee meetings.

2007 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding compensation for each of the Company’s non-employee Directors for fiscal year 2007.

				All Other
		Stock Awards	SARs Awards	Compensation
Name	Fees Paid ($)(1)	($)(2)(3)	($)(2)(3)	($)(4)	Total ($)
J. Robert Anderson*	$11,000	$7,742	$—	$4,500	$23,242

Charles F. Bolden Jr.	52,000	4,573	31,062	—	87,635

James J. Didion	60,000	4,573	31,062	—	95,635

David A. Lorber	52,000	7,670	31,062	—	90,732

James M. Osterhoff	64,000	4,573	31,062	7,250	106,885

Todd R. Snyder	68,000	7,670	31,062	—	106,732

Timothy A. Wicks	108,230	6,050	31,062	500	145,842

Sheila E. Widnall	60,000	4,573	31,062	7,500	103,135

Robert C. Woods	52,000	7,670	31,062	—	90,732

*	Mr. Anderson was a Director until his retirement from the Board at the 2007 Annual Meeting on March 28, 2007.

(1)	The amount reported in this column for each Director reflects the dollar amount of Board of Director and Committee fees paid or deferred in fiscal year 2007.

(2)	The amounts reported in these columns for each Director reflect the compensation costs for financial reporting purposes for the fiscal year under Statement of Financial Accounting Standards No. 123(R) Share-Based Payment (SFAS 123(R)). A discussion of the assumptions used in calculating these values may be found in Note 8c in the audited financial statements in Company’s Annual Report on Form 10K for the fiscal year ended November 30, 2007.

(3)	Shares of restricted stock vest in full on the third anniversary of the grant date if the Director is then serving on the Board. SARs awards fully vest one year from the grant date, and stock option awards are all fully vested.

The following table shows the shares of restricted stock and SARs granted to each Director during fiscal year 2007, and the aggregate grant date fair value for each award under SFAS 123(R). The grant date fair values of SARs awards are estimated using a Black-Scholes Model.

				Grant Date
	Grant	Stock Awards	SARs Awards	Fair Value
Name	Date	(#)	(#)	($)
J. Robert Anderson	1-17-2007	—	5,000	$42,550

	—	—	—	—

Charles F. Bolden Jr.	1-17-2007	—	5,000	42,550

	3-28-2007	500	—	6,645

James J. Didion	1-17-2007	—	5,000	42,550

	3-28-2007	500	—	6,645

David A. Lorber	1-17-2007	—	5,000	42,550

	3-28-2007	500	—	6,645

James M. Osterhoff	1-17-2007	—	5,000	42,550

	3-28-2007	500	—	6,645

Todd R. Snyder	1-17-2007	—	5,000	42,550

	3-28-2007	500	—	6,645

Timothy A. Wicks	1-17-2007	—	5,000	42,550

	3-28-2007	1,000	—	13,290

Sheila E. Widnall	1-17-2007	—	5,000	42,550

	3-28-2007	500	—	6,645

Robert C. Woods	1-17-2007	—	5,000	42,550

	3-28-2007	500	—	6,645

(4)	The amounts reported in this column for each Director represent matching contributions made by the GenCorp Foundation for gifts made by Directors in fiscal year 2007.

Security Ownership of Officers and Directors

The following table lists share ownership of the Company’s Common Stock as of February 1, 2008, by the Directors, Mr. Trubeck and the Named Executive Officers, as well as the number of shares beneficially owned by all of the Directors and executive officers as a group. Unless otherwise indicated, share ownership is direct.

	Amount and Nature of
Beneficial Owner	Beneficial Ownership(1)(2)	Percent of Class
Charles F. Bolden Jr.	2,000	*

James J. Didion(3)	20,290	*

David A. Lorber	1,500	*

James M. Osterhoff(3)	26,365	*

Todd R. Snyder	3,500	*

William L. Trubeck	0	*

Timothy A. Wicks	2,000	*

Sheila E. Widnall	21,746	*

Robert C. Woods	1,500	*

Terry L. Hall	549,726	*

Yasmin R. Seyal	163,610	*

J. Scott Neish	34,522	*

Mark A. Whitney	60,900	*

R. Leon Blackburn	22,661	*

All Directors and Executive Officers(18)	1,039,855	1.8%

*	Less than 1.0%

(1)	The number of shares beneficially owned by a Director or an officer of the Company includes restricted shares granted under the GenCorp Inc. 1999 Equity and Performance Incentive Plan and shares previously held prior to election. The number of shares beneficially owned by an officer of the Company includes shares credited in the GenCorp Retirement Savings Plan as of January 31, 2008.

(2)	Includes shares issuable upon the exercise of stock options that may be exercised within 60 days of February 1, 2008 as follows: Mr. Didion — 16,790 shares; Mr. Osterhoff — 17,414 shares; Dr. Widnall — 17,414 shares; Mr. Hall — 321,316 shares; Ms. Seyal — 71,000 shares; Mr. Neish — 2,200 shares; and Mr. Whitney — 24,000 shares; and all executive officers and Directors as a group — 529,952 shares. Neither of Messrs. Bolden, Lorber, Snyder, Trubeck, Wicks, Woods or Blackburn holds stock options exercisable within 60 days of February 1, 2008.

(3)	Some shares are held indirectly through the Didion Trust and James M. Osterhoff Trust, respectively.

Code of Ethics and Corporate Governance Guidelines

The Company has adopted a code of ethics known as the Code of Business Conduct that applies to the Company’s employees including the principal executive officer, principal financial officer, principal accounting officer and controller. Copies of the Code of Business Conduct and the Company’s Corporate Governance Guidelines are available on the Company’s web site at www.GenCorp.com (copies are available in print to any shareholder or other interested person who requests them by writing to Secretary, GenCorp Inc., P.O. Box 537012, Sacramento, California 95853-7012 (if by overnight courier, then Highway 50 & Aerojet Road, Rancho Cordova, California 95742)).

Shareholder Agreement

On February 15, 2005, the Company and Steel Partners II, L.P. (Steel Partners) entered into a shareholder agreement. Pursuant to that agreement, a representative of Steel Partners was permitted to attend all of the Board of Directors’ meetings as a non-voting observer until February 15, 2007. On February 16, 2007, the Company and Steel Partners amended and restated the shareholder agreement to allow Steel Partners’ board observer status to be extended until February 16, 2008, at which point the agreement terminates.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of (i) the quality and integrity of the Company’s financial statements, (ii) the independent auditors’ qualifications and independence, (iii) the performance of the Company’s financial reporting process, internal control system, internal audit function and independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements. The Audit Committee manages the Company’s relationship with its independent auditors, who report directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties, with funding from the Company for such advice and assistance. Management is primarily responsible for establishing and maintaining the Company’s system of internal controls and preparing financial statements in accordance with accounting principles generally accepted in the United States.

In fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed the Company’s financial statements with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and discussed such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and the auditors’ independence from management and the Company, including the written disclosures and letter received from the independent auditors as required by the Independence Standards Board Standard No. 1 and the compatibility of their non-audit services with maintaining their independence.

The Audit Committee also reviewed with management and the independent auditors the preparation of the financial statements and related disclosures contained in the Company’s earnings announcements and quarterly reports.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also received PricewaterhouseCoopers LLP’s report on the Company’s internal controls over financial reporting. The Company outlined these reports in its Annual Report on Form 10-K for the fiscal year ended November 30, 2007.

The Audit Committee met eight times during fiscal year 2007.

In reliance on the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007 for filing with the SEC. The Audit Committee appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2008.

Submitted by the Audit Committee,

James M. Osterhoff, Chairman
David A. Lorber
Timothy A. Wicks
Robert C. Woods

January 22, 2008

COMPENSATION COMMITTEE REPORT

The Organization & Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Organization & Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. The Board has approved that recommendation.

Submitted by the Organization & Compensation Committee,

Sheila E. Widnall, Chairwoman
Charles F. Bolden Jr.
David A. Lorber
Todd R. Snyder

January 22, 2008

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview; Compensation Objectives

Our compensation program is designed to support our business goals and promote both short-term and long-term growth. In this section of the proxy statement, we explain how our compensation program is designed and operates with respect to our Named Executive Officers, which include our CEO, CFO, and three most highly compensated executive officers in fiscal year 2007.

We have designed our executive compensation program, under the direction of the Compensation Committee of the Board, to attract and retain high quality executive officers and directly link pay to our performance. The Company’s strategic goals include improving the Company’s financial performance, obtaining entitlements on the Company’s excess real estate, and managing the Company’s legacy liabilities. Accordingly, as discussed in more detail below, the Compensation Committee set performance targets for annual cash bonuses for 2007 relating to earnings per share, cash flow and various real estate objectives tied to the entitlement of our excess real estate.

The Compensation Committee determines all matters of executive compensation and benefits, although the Chief Executive Officer (CEO) provides input and initial recommendations to the Compensation Committee with respect to the Named Executive Officers other than the CEO. The Compensation Committee advises and makes compensation recommendations to the independent members of the Board of Directors with respect compensation for the President and CEO.

The objectives of our executive compensation program are as follows:

•	Performance Incentives — provides a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals.

•	Competitive Compensation — provides compensation that is competitive with compensation for executive officers providing comparable services, taking into account our size and complexity and the markets we serve.

•	Retention Incentives — provides incentives for long-term continued employment with us.

•	Stakeholder Incentives — promotes an ownership mentality that aligns management and shareholder interests. In this regard, the Compensation Committee approved share ownership guidelines that apply to our Named Executive Officers, where over a period of time, each Named Executive Officer is expected to own shares of our Common Stock equal in total market value to a designated multiple of such executive officer’s annual salary.

Compensation Benchmarking

The Compensation Committee sets base salaries, target annual cash incentive levels and target annual long-term incentive award values at the 50th percentile of competitive market levels. In assessing competitive overall compensation, the Compensation Committee reviewed a combination of relevant data acquired from outside sources including Towers Perrin (executive compensation database for annual revenue scope of $500 million to $1 billion), Hewitt & Associates (executive survey for annual revenue scope of $500 million to $1 billion), and Mercer Human Resource Consulting (executive survey for annual revenue scope of $500 million to $1 billion). The Compensation Committee did not retain a compensation consultant to assist in creating the compensation package for the Company’s executives for fiscal year 2007. The Compensation Committee has retained two consultants — Watson Wyatt Worldwide and FPL Associates LLP — to assist in designing compensation packages for the executives for fiscal year 2008.

Compensation Elements

The compensation program for executive officers consists of the following principal elements:

•	Short-term compensation, including base salaries and annual cash incentive (bonus) awards,

•	Long-term compensation equity incentive awards, including restricted stock and cash-settled stock appreciation rights (SARs),

•	In-service and post-retirement/employment benefits — Pension and 401k Savings Plans, and

•	Change in control agreements.

The Committee believes that these elements of compensation create a flexible package that reflects the long-term nature of the Company’s businesses and rewards both short and long-term performance of the Company and individual in accordance with the objectives of the compensation program.

Short-term Compensation

Base Salaries

Base salaries are used to provide a fixed amount of compensation for the executive’s regular work. Each year, the Compensation Committee holds a meeting (typically in January), where it reviews and, in some cases, makes adjustments to base salaries. Typically, the effective date of merit increases in base salaries is in April of each year. Base salary increases can also occur upon an executive’s promotion. Any base salary increase for the Company’s executive officers must be approved by the Compensation Committee. In determining the amount of any increases in salaries, the Compensation Committee (i) compares current cash compensation with compensation for comparable executive positions in industry studies and data described under Compensation Benchmarking, (ii) assesses the individual performance of each of the executives, and (iii) takes into account the timing and amount of the last salary increase for each of the executives.

Annual Cash Incentive Program

The primary objective of our annual cash incentive awards is to reward fiscal year performance and achievement of designated business strategic goals to provide competitive compensation to assist in retaining our senior management team. To those ends, the Compensation Committee sets performance targets such that total cash compensation (base salary plus annual cash bonus) will be within a competitive range of total cash compensation (generally at the 50th percentile level for comparable executives) if performance targets are met. The annual cash incentive program follows our “pay for performance” philosophy. If targets are met, cash bonuses are paid; if minimum targets are not met, we will pay less or nothing at all. If targets are exceeded, the Compensation Committee has discretion to increase payments to the executives.

In order to promote the Company’s strategic goals of improving financial performance and obtaining entitlements on the Company’s excess real estate, the Compensation Committee set performance targets for annual cash bonuses for our Named Executive Officers for fiscal year 2007, consisting of earnings per share, cash flow and various real estate objectives tied to the entitlement of our excess real estate.

In the first quarter of each fiscal year, typically in January, the Compensation Committee approves the annual cash incentive program for the Executive Officers of the Company. The target annual cash bonus is established through an analysis of compensation for comparable positions as noted in the studies described under Compensation Benchmarking and is intended to provide a competitive level of compensation when the executives achieve their performance objectives. Combined salaries and target bonus levels, on an aggregate basis, are intended to approximate the 50th percentile level. In the first quarter of each fiscal year, the Compensation Committee:

•	sets the overall Company and business segment performance objectives and payout ranges for the fiscal year,

•	sets performance measures for the fiscal year,

•	establishes a target, threshold, and maximum bonus opportunity for each executive officer, and

•	measures performance and determines awards for the prior fiscal year.

Annual cash incentive bonuses are paid at the beginning of each fiscal year for the prior fiscal year’s performance. Bonuses paid are based upon the Compensation Committee’s (with input from the CEO) assessment of actual performance (individually and Company-wide) against pre-established Company and business segment performance objectives to determine the appropriate amount payable with respect to the applicable target bonus opportunity. The Compensation Committee has discretion to increase, reduce or eliminate payments and, in the past, has exercised its discretion to increase and decrease payments.

The Compensation Committee tailors both performance measures and targets in order to most accurately approximate success criteria for both of our business segments and the Company’s performance overall. For fiscal year 2007, our Named Executive Officers had the opportunity to earn up to the following percentages of their base salaries if all of their performance measures were met at the maximum (100%) target levels:

•	President and Chief Executive Officer — 125%

•	Business Unit Presidents* — 100%

•	Senior Vice Presidents — 80% — 100%

•	Vice Presidents — 50%

* The position of Business Unit President for the Real Estate segment was vacant at the end of fiscal year 2007

The criteria used in fiscal year 2007 were the following:

Corporate Executives — applicable to our corporate officers, which included all of the Named Executive Officers except for Mr. Neish who is part of our Aerospace and Defense Segment.

	Maximum
Corporate Executive Targets	Target Opportunity	Was Target Met?
Economic Earnings Per Share(1) of $0.38	33.33%	Yes

Positive Cash Flow(2)	33.33%	Yes

Real Estate Segment Milestones — four objectives (not equally weighted) relating to the attainment of certain milestones that were generally tied to the entitlement of our excess real estate	33.33%	Only one of such four milestones was met representing 15% of this 33.33% opportunity (5% of the total 100% opportunity)

Total Opportunity	100.0%	Earned — 72%

(1)	We defined economic earnings per share to be income from continuing operations less certain non-cash expenses (such as retirement benefit expense and certain environmental-related and legacy expenses), and unusual items, all at the discretion of the Compensation Committee.

(2)	We have defined cash flow to be total net change in cash and debt balances — excluding the effects of the early payment by American Pacific Corporation of its note payable to the Company.

Aerospace and Defense Segment — applicable to Mr. Neish as the business unit president of our Aerospace and Defense Segment.

	Maximum
Aerospace and Defense Segment Targets	Target Opportunity	Was Target Met?
Fiscal Year over Fiscal Year Segment Revenue Growth	20.00%	Yes — Third Cliff
• First Cliff — 9.3% growth — 30%
• Second Cliff — 12.2% growth — 75%
• Third Cliff — 18.3% growth — 100%

Total Segment Performance	40.00%	Yes — Third Cliff
• First Cliff — $67.0 million — 30%
• Second Cliff — $70.4 million — 75%
• Third Cliff — $73.7 million — 100%

Full Fiscal Year Segment Cash Flow	20.00%	Yes — First Cliff
• First Cliff — $27.0 million — 30%
• Second Cliff — $40.0 million — 75%
• Third Cliff — $54.0 million — 100%

Average Segment Cash Flow*	20.00%	Yes — Third Cliff
• First Cliff — $(2.0) million — 30%
• Second Cliff — $3.0 million — 75%
• Third Cliff — $8.0 million — 100%

Total Opportunity	100.0%	Earned — 86%

*	We defined Average Segment Cash Flow as the sum of quarterly cumulative cash flow divided by four.

The fiscal year 2007 cash incentive awards paid to each of the Named Executive Officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, which follows this Compensation Discussion and Analysis.

Long-Term Incentives (Equity-Based Compensation)

We believe that the use of long-term incentive compensation for executives reinforces four strategic objectives:

•	To focus on the importance of returns to shareholders,

•	To promote the achievement of long-term performance goals,

•	To encourage executive retention, and

•	To promote higher levels of Company stock ownership by executives.

Accordingly, we strive to set a sizeable portion of our Named Executive Officer’s compensation in an equity-based form. This type of compensation, coupled with our share ownership guidelines, will result in our executives becoming shareholders with considerable personal financial interest in the fiscal health and performance of the Company.

We determine the amount of equity-based awards by subtracting the executive’s annual cash compensation opportunity from the total targeted annual compensation that is competitive with the market (generally in the 50th percentile range). The ultimate value of these equity-based awards is driven in part by the executive’s performance in the past fiscal year and in part by their ability to increase the value of the Company going forward.

Our equity-based compensation in fiscal year 2007 included awards of restricted stock and cash-settled SARs. These types of equity are described as follows:

•	Restricted stock — A grant of restricted stock is an award of shares of Common Stock that typically vests over a two- to five-year period after the grant date (depending upon the vesting conditions set by the Compensation Committee), provided that underlying goals are met in the case of performance-based grants or that the participant remains employed with the Company for the specified amount of time in the case of non-performance time-based grants. Restricted stock awards are designed to attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with the Company. During the restricted period, the executives may not sell, transfer, pledge, assign or otherwise convey their restricted stock. However, executives may vote their shares and are entitled to receive dividend payments, if any are made. Executives who voluntarily resign or are terminated for cause prior to the end of the restriction period forfeit their restricted stock unless otherwise determined by the Compensation Committee.

•	Cash-Settled SARs — The value of cash-settled SARs reflects the difference between the value of shares of Common Stock at the time of exercise of the SARs and a predetermined exercise price. This difference is settled in cash; no shares of Common Stock are issued. SARs are designed to attract and retain executives by compensating them for increases in shareholder value over time. SARs are generally exercisable in one-third increments at one year, two years, and three years from the date of grant and have a ten year contractual life. As with restricted stock grants, executives who voluntarily resign or are terminated for cause immediately forfeit all SARs that have not vested unless otherwise determined by the Compensation Committee.

Upon a change in control of the Company, any unvested equity awards become immediately vested.

A review is conducted each year by the Compensation Committee to determine the appropriate mix of restricted stock, SARs, and stock options.

Because of limited availability of awardable shares under the 1999 Equity and Performance Incentive Plan, equity awards over the last two fiscal years have been more heavily weighted to cash-settled SARs. The split has been approximately two-thirds SARs and one-third restricted stock. We believe that this allocation is conducive to creating a balanced risk and reward profile for our Named Executive Officers. SARs, like stock options, are more sensitive to changing perceptions in the stock market as well as the Company’s performance during the life of the SARs. We believe the risk inherent in SARs and the relative level of stability implicit in restricted stock appropriately motivates our Named Executive Officers to achieve financial and operating goals that are aggressive, but achievable.

Annual restricted stock and SARs grants are typically made by the Compensation Committee to executives at the Committee’s first meeting of the fiscal year — usually in January or February. The timing of the grants follows the Company’s historical practice. All such grants of SARS are made with an exercise price equal to the fair market value of a share of stock on the date of grant, which is defined as the closing price on the New York Stock Exchange on the date of grant.

In order to promote improvement in the Company’s financial performance, and subject to accelerated vesting upon a change in control, the restricted stock grants made by the Compensation Committee to executives in fiscal year 2007 vest only upon the achievement of financial performance goals set by the Compensation Committee. The performance targets for the restricted stock vesting were economic earnings per share of $0.38 (50% weighting) and positive cash flow (50% weighting) with vesting over two years from the date of grant. These performance targets were met for fiscal year 2007. The SARs awards were granted under the terms (three year vesting) described above.

In addition, in order to promote improvement in the Company’s financial performance and achievement of certain strategic goals, portions of the restricted stock grants in fiscal year 2005 vested only upon the achievement in fiscal year 2007 of certain financial goals (35% weighting — half of which was tied to economic earnings per share of $0.38 and half to positive cash flow) and the completion of certain real estate entitlement related milestones (65% weighting). The targets for economic earnings per share and cash flow were met, while the entitlement related milestones were not; consequently, only 35% of the 2005 shares that were awarded actually vested for fiscal year 2007.

In order to strengthen the alignment between the interests of shareholders and the interests of executives of the Company, the Compensation Committee approved share ownership guidelines that apply to the Company’s executive officers. Under these guidelines, each executive officer is expected to have equity in the Company equal in aggregate market value to a designated multiple of such officer’s annual salary (CEO — five times base salary; Senior Vice Presidents and Business Unit Presidents — three times base salary; and Vice Presidents — one times base salary). In calculating the amount of equity owned by an executive, the Committee looks at the value of Company stock owned by the executive (regardless of whether it is restricted stock or vested), and the value of any vested “in the money” options or SARs (i.e. market value of stock in excess of the strike price for the stock option or SAR). Newly appointed executives are expected to be in compliance with the ownership guidelines within five years of their appointments. As of January 31, 2008, all of the Named Executive Officers have met, or are in the transition period set forth in, these guidelines. The Compensation Committee reviews these guidelines periodically, and considers adjustments when appropriate.

Pension, 401K Savings and Other Plans

Pension Plan

The Named Executive Officers participate in the same tax-qualified pension and savings plans as other employees. These plans include the GenCorp Consolidated Pension Plan — a tax-qualified defined benefit plan, and the Benefits Restoration Plan — a non-qualified defined benefit plan. There are no employee contributions required in order to participate in these defined benefit plans.

The GenCorp Consolidated Pension Plan includes several formulas for the determination of benefits. The Plan provides that participants will receive the larger of the “five-year average compensation formula” and the “career average formula.” Both formulae define compensation to recognize base salary and annual incentive (cash bonus) compensation.

•	The “five-year average compensation formula” is the sum of (A) and (B) where (A) equals the sum of (i) 1.125% of the participant’s highest five-year average compensation up to the Average Social Security Wage Base (ASSWB), and (ii) 1.5% of such five-year average compensation in excess of the ASSWB, which sum is multiplied by the total of such years of service up to 35 years, and (B) equals 1.5% of such five-year average compensation multiplied by the total years of service in excess of 35 years.

•	The “career average formula” provides that for each year of service prior to attainment of 35 years of service, the employee will be credited 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB and, after attainment of 35 years of service, 2.0% of annual compensation. The published ASSWB applicable to the plan year ended November 30, 2007 is $48,600.

The purpose of the Benefits Restoration Plan is to restore the pension plan benefits which executives and their beneficiaries would otherwise lose as a result of Internal Revenue Code limitations upon accrual and/or payment of benefits from a tax-qualified pension plan. By restoring such benefits, Benefits Restoration Plan permits the total benefits to be provided on the same basis as applicable to all other employees under the qualified pension plan.

The GenCorp Consolidated Pension Plan and the Benefits Restoration Plan provide an incentive for a long-term career, which supports our goal of retaining valued employees, including our top executives. The pension benefit formulae deliver higher returns to participants the longer they are with the Company and as their compensation levels increase.

If a change in control of the Company occurs, the Company is required to fund into a grantor trust an amount equal to the present value of the accrued pension benefits under Benefits Restoration Plan for all participants in such plan.

Further details regarding these programs, including the estimated value of retirement benefits for each Named Executive Officer, are found in the section entitled 2007 Pension Benefits beginning on page xx. The change in the actuarial pension value from fiscal year 2006 to fiscal year 2007 is presented in the “Change in Pension Value” column of the Summary Compensation Table on page xx.

401K Savings Plan

The Named Executive Officers are also eligible to participate in the GenCorp Retirement Savings Plan, a 401(k) plan generally available to all Company employees. The GenCorp Retirement Savings Plan is a tax-qualified defined contribution savings plan in which participating employees receive a Company match.

The Named Executive Officers participate in the related non-qualified Benefits Restoration Savings Plan. The Benefits Restoration Plan Saving Plan permits personal savings and Company matches on amounts above those permitted under the 401(k) plan due to certain limits imposed by the Internal Revenue Code. Details about the Benefits Restoration Plan Savings Plan are presented in the section entitled 2007 Non-qualified Deferred Compensation beginning on page xx.

Change in Control Agreements and Plan Provisions

The Company has change in control severance agreements with each of the Named Executive Officers. We consider these agreements to be in the best interest of our shareholders to foster the continuous employment and dedication of key executives without potential distraction or personal concern in the event of a change in control. These agreements help to ensure that our executives continue to perform in their roles when a potential change in control is impending, and are protected against the loss of their positions following a change in the ownership or control of the Company. These agreements also provide a sense of security to our executives that they will be treated fairly in the event of a termination not for cause following a change in control of the Company. If a change in control of the Company occurs, the Company is required to fund into a grantor trust an amount to cover potential severance payments to the Company’s executives. A description of these agreements can be found on page xx under the section entitled Change in Control Severance Agreements.

Other

The GenCorp Foundation matches employee and Director gifts to accredited, non-profit colleges, universities, secondary and elementary public or private schools located in the United States. Gifts made are matched dollar for dollar up to $7,500 per year per donor.

Indebtedness of Management

During fiscal year 2007, Mr. Hall had the principal sum of $77,170 indebtedness outstanding under the GenCorp Key Employee Loan Program (the Loan Program), which was approved by the Board to enable employees whose restricted stock had vested to pay taxes on the stock and retain it for as long as they remain in the employ of the Company. Repayment provisions under the Loan Program begin upon termination of employment. Interest, which is calculated and payable annually, is charged at the Company’s marginal borrowing rate which for 2007 was 5.45%. Interest accrued for fiscal year 2007 totaled $4,201 for Mr. Hall and such amount has been paid. The largest principal amount of indebtedness under the program during fiscal year 2007 for Mr. Hall was $77,170. Following the enactment of the Sarbanes-Oxley Act of 2002, the Loan Program was terminated effective July 30, 2002, but outstanding loans remain in effect in accordance with their existing terms.

Tax Deductibility under Section 162(m)

Section 162(m) of the Internal Revenue Code imposes limits on the deductibility of certain compensation in excess of $1,000,000 paid to the CEO and other executive officers of public companies. Management and the Compensation Committee have reviewed the regulations and feel that the current compensation program and policies are appropriate. Depending upon a variety of factors (including Company performance), it is possible for one or more executive officers to surpass the $1,000,000 threshold under the executive officer compensation program. At this time, the Compensation Committee believes that accommodating the Internal Revenue Service regulations will not produce material benefits or increases in shareholder value. However, the Compensation Committee intends to review this issue regularly and may change its position in future years.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation for each of the Company’s Named Executive Officers for fiscal year 2007.

					Non-Equity
			Stock	Options/ SARs	Incentive Plan	Change in	All Other
		Salary	Awards	Awards	Compensation	Pension Value	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Terry L. Hall
President and Chief Executive Officer	2007	$630,000	$545,065	$197,032	$567,000	$111,487	$42,903	$2,093,487

Yasmin R. Seyal
Senior Vice President and Chief Financial Officer	2007	338,926	240,700	68,850	297,500	83,454	22,007	1,051,437

J. Scott Neish
Vice President and President, Aerojet-General Corporation	2007	304,427	187,281	60,251	275,203	96,602	29,041	952,805

Mark A. Whitney
Senior Vice President; General Counsel and Secretary	2007	280,237	100,862	43,571	163,013	21,533	15,498	624,714

R. Leon Blackburn
Vice President, Controller and Principal Accounting Officer	2007	244,582	148,516	21,551	88,923	50,410	13,591	567,573

(1)	The amount reported in this column for each Named Executive Officer reflects the dollar amount of base salary paid in fiscal year 2007, including salary increases effective in April 2007.

(2)	The amounts reported in these columns for each Named Executive Officer reflect the compensation costs for financial reporting purposes for the fiscal year under SFAS 123(R), rather than amounts paid to or realized by the Named Executive Officer for outstanding equity awards granted in and prior to fiscal year 2007. A discussion of the assumptions used in calculating these values may be found in Note 8c in the audited financial statements in Company’s Annual Report on Form 10K for fiscal year 2007. A description of each type of equity award appears in the narrative text following the 2007 Grants of Plan-Based Awards table on page xx and the Outstanding Equity Awards at 2007 Fiscal Year-End table on page xx.

(3)	The amount reported in this column for each Named Executive Officer reflects annual cash incentive compensation, which is based on performance in fiscal year 2007. This annual incentive compensation is discussed in further detail in Compensation Discussion and Analysis beginning on page xx.

(4)	The amount reported in this column for each Named Executive Officer reflects the aggregate increase in the actuarial present value of their accumulated benefits under all pension plans from August 31, 2006 to August 31, 2007 (the pension measurement date for purposes of the Company’s financial statements), determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested. Information regarding these pension plans is set forth in further detail under 2007 Pension Benefits on page xx.

(5)	The amounts reported in this column for each Named Executive Officer include the following:

All Other Compensation

		Company Matching
	Company	Contribution to
	Matching	Benefits	Matching Gift		Perquisites
	Contribution to	Restoration Plan -	by the GenCorp	Tax	And Other Personal
	401k Plan	Savings Plan	Foundation	Gross Up	Benefits	Total
Name	(a)	(a)	(b)	(c)	(d)	($)
Terry L. Hall	$10,125	$30,628	$—	$—	$2,150	$42,903

Yasmin R. Seyal	7,872	10,135	4,000*	—	—	22,007

J. Scott Neish	9,813	15,949	—	808	2,471	29,041

Mark A. Whitney	10,125	5,373	—	—	—	15,498

R. Leon Blackburn	10,840	2,751	—	—	—	13,591

* Represents matching contribution made by the GenCorp Foundation for gift made by Ms. Seyal in fiscal year 2007.

(6)	In January 2008, the Compensation Committee used its discretion and increased the cash bonus paid to Ms. Seyal from 72% of her base salary (reflecting certain performance targets having been met as discussed above under Annual Cash Incentive Program) to 85% of her base salary.

2007 GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of the Company’s Named Executive Officers regarding fiscal year 2007 annual and long-term incentive award opportunities, including the range of potential compensation under non-equity incentive plans.

								Other
								Stock			Grant Date
								Awards:	Number of		Fair Value
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Securities	Exercise	of Stock
		Non-Equity Incentive Plan			Equity Incentive Plan			Shares of	Underlying	Price of	and
	Grant	Awards ($)(1)			Awards (#)(2)			Stock or	Options/	Options/SARs	Option/SARs
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	SARs (#)	($/Sh)	Awards(3)

Terry L. Hall

Restricted Stock	1-17-2007				0	35,000	35,000	—			$479,850

SARs	1-17-2007								100,000	$13.71	775,700

Annual Incentive Bonus		$0	$420,000	$787,500

Yasmin R. Seyal

Restricted Stock	1-16-2007				0	15,000	15,000	—			206,250

SARs	1-16-2007								35,000	13.75	272,265

Annual Incentive Bonus		0	$187,000	$350,004

J. Scott Neish

Restricted Stock	1-16-2007				0	10,000	10,000	—			137,500

SARs	1-16-2007								30,000	13.75	233,370

Annual Incentive Bonus		0	$96,000	$320,004

Mark A. Whitney

Restricted Stock	1-16-2007				0	7,000	7,000	—			96,250

SARs	1-16-2007								15,000	13.75	116,685

Annual Incentive Bonus		0	$121,000	$226,406

R. Leon Blackburn

Restricted Stock	1-16-2007				0	5,000	5,000	—			68,750

SARs	1-16-2007								12,000	13.75	93,348

Annual Incentive Bonus		0	$66,000	$123,504

(1)	Reflects the possible payout amounts of non-equity incentive plan awards that could have been earned in fiscal year 2007. See the Summary Compensation Table for the amounts actually earned and paid out in January 2008.

(2)	These performance-based restricted stock awards were granted in January 2007 and vest in two equal installments on the first and second anniversaries of the date of grant (January 23, 2008 and 2009 for Mr. Hall; January 22, 2008 and 2009 all other Named Executive Officers) provided the Company achieves earnings per share and cash flow performance goals for 2007 (targets were met).

(3)	The fair value of SARs was estimated using a Black-Scholes Model with the following weighted average assumptions at the date of grant:

Expected life (in years)	8.0

Volatility	44%

Risk-free interest rate	4.58%

Dividend yield	0.00%

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END

The following table provides information for each of the Company’s Named Executive Officers regarding stock awards, SARs, and outstanding stock options held by the officers as of November 30, 2007.

	Option/SARs Awards				Stock Awards
					Service-Based			Equity Incentive
					Equity Awards			Plan Awards
										Market or
								Number of		Payout Value
	Number of	Number of			Number of			Unearned		of Unearned
	Securities	Securities			Shares or		Market Value	Shares, Units		Shares, Units
	Underlying	Underlying	Option/		Units of		of Shares or	or Other		or Other
	Unexercised	Unexercised	SARs	Option/	Stock That		Units of Stock	Rights That		Rights That
	Options/SARs	Options/SARs	Exercise	SARs	Have		That Have	Have Not		Have Not
	(#)	(#)	Price	Expiration	Not Vested		Not Vested	Vested		Vested
Name	Exercisable	Unexercisable	($)	Year	(#)		($)(2)	(#)		($)(2)
Terry L. Hall
Restricted Stock					10,000	(1)	$121,000
								9,748	(3)	$117,951
								19,500	(4)	235,950
								35,000	(5)	423,500
SARs	—	100,000	$13.71	2017
	23,000	46,000	19.52	2016
	28,000	14,000	18.78	2015
Stock Options	100,000	—	7.73	2013
	40,000	—	9.77	2012
	30,000	—	15.43	2012
	45,000	—	10.44	2011
	40,000	—	8.19	2010
	66,316	—	12.20	2009

Yasmin R. Seyal
Restricted Stock					6,000	(1)	72,600
								4,000	(3)	48,400
								8,000	(4)	96,800
								15,000	(5)	181,500
SARs	—	35,000	13.75	2017
	7,834	15,666	19.34	2016
	11,333	5,667	18.51	2015
Stock Options	36,000	—	7.73	2013
	20,000	—	15.43	2012
	10,000	—	10.44	2011
	5,000	—	10.13	2010

J. Scott Neish
Restricted Stock					15,000	(6)	181,500
								10,000	(5)	121,000
SARs	—	30,000	13.75	2017
	7,167	14,333	19.34	2016
	—	5,000	18.55	2015
	—	1,500	18.71	2015
	1,333	667	18.71	2015
Stock Options	2,200	—	9.29	2013

Mark A. Whitney
Restricted Stock					2,500	(1)	30,250
								1,248	(3)	15,101
								2,500	(4)	30,250
								7,000	(5)	84,700
SARs	—	15,000	13.75	2017
	—	15,000	15.11	2016
	2,500	5,000	19.34	2016
	3,333	1,667	18.51	2015
Stock Options	24,000	—	6.53	2013

R. Leon Blackburn
Restricted Stock					15,000	(7)	181,500
								5,000	(5)	60,500
SARs	—	12,000	13.75	2017
	1,667	3,333	20.25	2016

(1)	These shares, granted in February 2005, vested on the third anniversary of the grant date (February 8, 2008 for Mr. Hall and February 7, 2008 for Ms. Seyal and Mr. Whitney).

(2)	The market value was calculated multiplying the number of unvested shares by the closing market price of the Company’s common stock ($12.10) on November 30, 2007.

(3)	These performance-based restricted stock awards were granted in February 2005. Half of these amounts vested in February 2008 after the Company achieved earnings per share and cash flow performance goals for fiscal year 2007. The balance of such amounts will vest in February 2009 provided the Company achieves earnings per share and cash flow performance goals for 2008.

(4)	These performance-based restricted stock awards were granted in February 2005 and vest upon the attainment of certain milestones that are generally tied to the entitlement of the Company’s excess real estate.

(5)	These performance-based restricted stock awards were granted in January 2007 and vest in two equal installments on (i) January 22, 2008, and (ii) January 17, 2009 for Mr. Hall and January 16, 2009 for the Named Executive Officers, after the Company achieved earnings per share and cash flow performance goals for fiscal year 2007.

(6)	These restricted stock awards were granted on December 1, 2005 and vest on the third anniversary of the grant date provided such individual is employed by the Company on such date.

(7)	These restricted stock awards were granted on February 6, 2006 and vest on the third anniversary of the grant date provided such individual is employed by the Company on such date.

2007 OPTION/SARs EXERCISES AND STOCK VESTED

The following table provides information for each of the Company’s Named Executive Officers regarding stock option and SARs exercises and stock award vestings during fiscal year 2007.

		Option/SARs Awards(1)		Stock Awards
		Number of		Number of
		Shares		Shares
		Acquired	Value Realized	Acquired	Value Realized
		on Exercise	on Exercise	on Vesting	on Vesting
Name of Executive Officer	Type of Award	(#)	($)	(#)(2)	($)(3)
Terry L. Hall	Restricted Stock Awards	—	—	14,338	$213,011

Yasmin R. Seyal	Restricted Stock Awards	—	—	5,725	84,166

J. Scott Neish	Restricted Stock Awards	—	—	3,500	51,345

Mark A. Whitney	Restricted Stock Awards	—	—	2,238	32,888

R. Leon Blackburn	Restricted Stock Awards	—	—	1,313	19,367

(1)	No stock options or SARs were exercised during fiscal year 2007.

(2)	The amounts reported in this column for each executive reflect restricted stock awards that vested during fiscal year 2007.

(3)	The value realized on vesting is calculated by multiplying the number of shares by the closing market price of the Company’s common stock on the vesting date.

2007 PENSION BENEFITS

GenCorp Consolidated Pension Plan

The GenCorp Consolidated Pension Plan is a tax-qualified defined benefit plan covering substantially all salaried and hourly employees. Normal retirement age is 65, but certain plan provisions allow for earlier retirement. Pension benefits are calculated under formulas based on average earnings and length of service for salaried employees and under negotiated non-wage based formulas for hourly employees. The two formulas applicable to the Named Executive Officers are the “five-year average compensation formula” and the “career average formula.” The “five-year average compensation formula” is the sum of (A) and (B) where (A) equals the sum of (i) 1.125% of the participant’s highest five-year average compensation up to the Average Social Security Wage Base (ASSWB), and (ii) 1.5% of such five-year average compensation in excess of the ASSWB, which sum is multiplied by the total of such years of service up to 35 years, and (B) equals 1.5% of such five-year average compensation multiplied by the total years of service in excess of 35 years. The “career average formula” provides that for each year of service prior to attainment of 35 years of service, the employee will be credited 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB and, after attainment of 35 years of service, 2.0% of annual compensation. The published ASSWB applicable to the plan year ended November 30, 2007 is $48,600.

Benefits Restoration Plan — Pension Plan

Total pension benefits for the Named Executive Officers are determined under a combination of the Benefits Restoration Plan (BRP), which is a non-qualified plan, and the GenCorp Consolidated Pension Plan. As set forth above, the GenCorp Consolidated Pension Plan is a qualified pension plan that provides income continuation for employees, the amount of which is limited by applicable federal tax laws and regulations. The amount that would have been provided under this plan absent the limit imposed by federal tax laws and regulations are payable under the Benefits Restoration Plan. Retired executives’ tax-qualified benefits are pre-funded and are paid out of the assets of the qualified plan; however, non-qualified benefits are not pre-funded and are paid out of the Company’s general assets. If a change in control of the Company occurs, the Company is required to fund into a grantor trust an amount equal to the present value of the accrued pension benefits under Benefits Restoration Plan for all participants in such plan.

The following table provides information as of August 31, 2007 for each of the Company’s Named Executive Officers regarding the actuarial present value of their total accumulated benefit under GenCorp Consolidated Pension Plan and the Benefits Restoration Plan.

			Present Value
		Number of Years	of Accumulated	Payments During
		Credited Service	Benefit	Fiscal year 2007
Name	Plan Name	(#)(1)	($)(2)	($)
Terry L. Hall	GenCorp Consolidated Pension Plan	8	$209,606	—
	BRP	8	497,114	—

Yasmin R. Seyal	GenCorp Consolidated Pension Plan	18	278,133	—
	BRP	18	240,212	—

J. Scott Neish	GenCorp Consolidated Pension Plan	5	180,275	—
	BRP	5	133,879	—

Mark A. Whitney	GenCorp Consolidated Pension Plan	4	71,296	—
	BRP	4	25,604	—

R. Leon Blackburn	GenCorp Consolidated Pension Plan	2	68,832	—
	BRP	2	3,886	—

(1)	Credited service under the GenCorp Consolidated Pension Plan and the BRP is determined uniformly for all participants in accordance with such plans.

(2)	The amounts reported in this column for each executive were calculated assuming no future service or pay increases. Present values were calculated assuming no pre-retirement mortality or termination. The values under the GenCorp Consolidated Pension Plan and the BRP are the actuarial present values as of August 31, 2007 of the benefits earned as of that date and payable at the earliest age for unreduced benefits (the earlier of age 65, or age 62 with 10 years of service). The discount rate assumption is 6.40% for both plans. The post-retirement mortality assumption of the two pension plans is RP 2000 no-collar, projected to 2005. In order to determine the change in pension values for the Summary Compensation Table on page xx, the values of GenCorp Consolidated Pension Plan and the BRP were also calculated as of August 31, 2006 for the benefits earned as of that date. The discount rate assumption used for both plans was 6.00%, which was the assumption used for financial reporting purposes for fiscal year 2006. Other assumptions used to determine the value as of August 31, 2006 were the same as those used as of August 31, 2007. The assumptions reflected in this footnote are the same as the ones used for GenCorp Consolidated Pension Plan and the BRP for financial reporting purposes with the exception of assumed retirement age and the absence of pre-retirement mortality and termination assumptions.

2007 NON-QUALIFIED DEFERRED COMPENSATION

Benefits Restoration Plan — Savings Plan

The Benefits Restoration Plan Savings Plan is a non-qualified, unfunded plan designed to enable participants to continue to defer their compensation on a pre-tax basis when such compensation or the participants’ deferrals to tax-qualified plans exceed applicable Internal Revenue Code of 1986 (IRC) limits. Under the Benefits Restoration Plan Savings Plan, employees who are projected to be impacted by the IRC limits, may, on an annual basis, elect to defer compensation earned in the current year such as salary and certain other incentive compensation. The Company makes a matching contribution in an amount equal to 100% of the participant’s contribution not to exceed 4.5% of the participant’s eligible compensation. Participants indicate how they wish their deferred compensation and the Company matching contributions to be notionally invested among the same investment options available through the GenCorp Retirement Saving Plan.

The following table provides information for each of the Company’s Named Executive Officers regarding aggregate officer and Company contributions and aggregate earnings for fiscal year 2007 and fiscal year-end account balances under the BRP Savings Plan.

					Aggregate
	Executive	Company	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings in	Withdrawals/	November 30,
	fiscal year 2007	fiscal year 2007	fiscal year 2007	Distributions	2007
Name	($)(1)	($)(2)	($)(3)	($)	($)
Terry L. Hall	$40,838	$30,628	$44,677	—	$589,088

Yasmin R. Seyal	13,758	10,135	5,354	—	125,437

J. Scott Neish	28,355	15,949	4,047	—	104,982

Mark A. Whitney	7,164	5,373	1,652	—	42,798

R. Leon Blackburn	6,112	2,750	31	—	8,893

(1)	The amount reported in this column for each executive reflects amounts of compensation earned in fiscal year 2007 and deferred under the BRP Savings Plan.

(2)	The amount reported in this column for each executive reflects Company matches under the BRP Savings Plan. These amounts are also included in the total amounts shown in the “All Other Compensation” column in the Summary Compensation Table on page xx.

(3)	The amount reported in this column for each executive reflects interest credited on interest account holdings and change in value of other investment holdings.

Employment Agreements and Indemnity Agreements

Consistent with our compensation philosophy, there are no employment agreements with any of the Company’s officers, including the Named Executive Officers. As a result, these officers serve at the will of the Board of Directors. This policy enables the Company to remove a Named Executive Officer prior to retirement whenever it is in the best interests of the Company. When a Named Executive Officer is removed from his or her position, the Compensation Committee exercises its business judgment in considering whether or not to approve an appropriate severance arrangement for the individual in light of all relevant circumstances, including but not limited to his or her term of employment, past accomplishments and reasons for separation from the Company.

The Company has entered into indemnification agreements with each of its Directors and the Named Executive Officers pursuant to which the Company is required to defend and indemnify such individuals if or when they are party or threatened to be made a party to any action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a Director and/or Named Executive Officer of the Company or any of its subsidiaries.

Potential Payments upon Termination of Employment or Change in Control

Change in Control Severance Agreements

The Company has entered into change in control severance agreements with each of the Named Executive Officers, which will require the Company to provide compensation to such executives under certain circumstances following a change in control of the Company. These agreements help to ensure that the executives continue to perform in their roles when a potential change in control is impending and are protected against the loss of their positions following a change in control of the Company. As discussed below, these change in control severance agreements provide payouts of severance benefits to the executives only if such executives are terminated or otherwise leave the Company for “good reason” within three years after a change in control of the Company. The change in control severance agreements provide for a potential severance payment in an amount equal to the executive’s base salary plus bonus multiplied by (A) a factor of three in the case of Mr. Hall as President and Chief Executive Officer and Ms. Seyal and Mr. Whitney as Senior Vice Presidents, and by (B) a factor of two in the case of Mr. Neish and Mr. Blackburn. Such severance payments will become due if, within three years after a change in control, the executive’s employment is terminated by: (1) the Company, for any reason other than death, disability or cause, or (2) the executive, following the occurrence of one or more of the following events: (i) failure to elect, reelect or maintain the executive in office or substantially equivalent office, (ii) a significant adverse change in the nature or scope of authority or duties or reduction in base pay, incentive opportunity or employee benefits, (iii) a change in circumstances following a change in control, including, without limitation, a change in scope of business or activities for which the executive was responsible prior to the change in control, (iv) the liquidation, dissolution, merger, consolidation, reorganization or transfer of substantially all of the business or assets of the Company, (v) the relocation of principal work location in excess of 30 miles, or (vi) any material breach of the agreement by the Company.

For purposes of computing an executive’s severance payment under the change in control severance agreements, base salary is the annual salary in effect immediately prior to the change in control, and the bonus amount is the greater of (1) the average of the annual bonus made or to be made to the executive in regard to services rendered in any fiscal year during the three immediately preceding fiscal years, and (2) 75% of the executive’s maximum bonus opportunity under the Company’s annual incentive compensation plan for the fiscal year in which the change in control occurs.

For purposes of the change in control severance agreements in place with the Company’s Named Executive Officers, a change in control will occur if one of the following occurs: (a) substantially all of the Company’s assets are sold to, or the Company is merged into, another entity, with the result that less than 51% of the voting shares are held by persons who were shareholders prior to the transaction; (b) a report is filed with the Securities and Exchange Commission that an entity other than the Company, or a subsidiary or benefit plan of the Company has become beneficial owner of 20% or more of the voting power; (c) the individuals who, as of January 1, 2006 (the Effective Date) constituted the Board (the Incumbent Directors) cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute a majority thereof, provided that (1) any individual becoming a Director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds of the other Incumbent Directors, and (2) any individual whose initial assumption of office is in connection with or as a result of an actual or threatened election contest relating to the election of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation shall not be considered an Incumbent Director; or (d) the Board determines that a particular transaction will result in a change in control and is in the best interests of the Company and its shareholders.

Upon termination of employment of the Named Executive Officers (except for termination by the Company for cause) following a change in control as noted above, the change in control severance agreements also provide for (i) the continuation of health benefits and life insurance coverage for 24 months, (ii) payment of $15,000 for financial counseling, (iii) vesting of accrued retirement benefits, (iv) payment of the amount required to cover excise taxes imposed under Internal Revenue Code Section 4999, if any, and (v) payment of costs associated with outplacement services up to 20% of the officer’s base salary (maximum benefits for outplacement services are as follows: Mr. Hall — $126,000; Ms. Seyal — $70,000; Mr. Neish — $64,000; Mr. Whitney — $56,600; and Mr. Blackburn — $49,400). In addition, whether or not there is a termination of employment of the Named Executive Officers, the change in control severance agreements provide for the payment of reasonable legal fees and expenses incurred when the officer is involved in a dispute while seeking to enforce the benefits and rights provided by the agreement.

Each of the change in control severance agreements has a three year term which is renewed annually unless, not later than September 30 of the preceding year, the Company or the Named Executive Officer gives notice that the term will not be extended.

If a change in control of the Company occurs, the Company is required to fund an existing grantor trust (which currently is unfunded) in an amount equal to the present value of the of the potential severance benefits and any tax gross ups for related excise taxes pursuant to Sections 4999 and 280G of the Internal Revenue Code, plus the amount of $500,000, which amount shall secure the Company’s obligations to reimburse the Company’s executives with respect to professional (e.g. accountants’ and attorneys’) fees incurred by the executives in connection with the interpretation, enforcement or defense of the executives’ rights under the severance agreements. Upon a change in control, the Company is also required to fund into the grantor trust certain amounts due to the executives and other participants in certain deferred compensation plans and the Benefits Restoration Plan.

Change in Control Pension Benefits

In the event of a change in control of the Company, the Benefits Restoration Plan provides that all accrued benefits will be immediately vested and funded into a grantor trust. Such benefits would be paid as an annuity in accordance with the terms of the GenCorp Consolidated Pension Plan and the related non-qualified Benefits Restoration Plan. As of November 30, 2007, Mr. Whitney and Mr. Blackburn were the only Named Executive Officers who were not vested in the Company’s pension plan.

In addition, immediately upon the occurrence of a change in control, any Company headquarters employee (which includes Mr. Hall, Ms. Seyal, Mr. Whitney and Mr. Blackburn) would have five years added to both age and years of service for purposes of calculating his or her pension benefits under the GenCorp Consolidated Pension Plan and the related non-qualified Benefits Restoration Plan. Such additional benefits would be paid to each of the Named Executive Officer in accordance with the terms of those plans at the same times as his or her normal accrued benefits under those plans are paid.

Treatment of Equity Awards

Equity awards made to the Named Executive Officers generally provide for the immediate accelerated vesting of the award (including stock options, SARs, time-based restricted stock and performance-based restricted stock (regardless of whether or not the performance target is ultimately met)) upon a change in control of the Company regardless of whether a termination occurs.

Estimated Cost of Change in Control Benefits

The Company has established a grantor trust for the purpose of paying amounts due under the change in control severance agreements described herein. The grantor trust is currently unfunded, but the Company would be required to fund the grantor trust in the event of a change in control in accordance with the terms of the change in control severance agreements, the Benefits Restoration Plan and the grantor trust.

The amount of the estimated incremental compensation and benefits payable to the Named Executive Officers assuming a change in control of the Company and a qualifying termination of employment as of November 30, 2007 are shown in the table below.

			Health and
		Pension	Welfare	280G			Value of	Value of
	Cash	Benefit	Benefit	Tax	Financial	Outplacement	Unvested	Unvested
	Severance	Increase(2)	Continuation	Gross-Up	Counseling	Services	Restricted Stock	SARs
Terry L. Hall	$3,661,875	$1,409,296	$33,564	$2,567,076	$15,000	$126,000	$510,195	$116,421

Yasmin R. Seyal	1,837,500	795,197	4,737	1,224,176	15,000	70,000	213,853	40,618

J. Scott Neish(1)	1,120,000	—	21,139	579,055	15,000	64,000	90,766	—

Mark A. Whitney	1,358,400	177,034	28,524	649,877	15,000	56,600	81,026	—

R. Leon Blackburn	679,250	339,513	2,556	328,202	15,000	49,400	65,651	—

(1)	Mr. Neish is not eligible for the change in control pension benefit.

(2)	The amounts reported in this column for each officer represent the actuarial present value as of November 30, 2007 of the additional pension benefits earned and payable at the earliest age for unreduced benefits (the earlier of age 65 or current age, or age 57 with 10 years of service) upon change in control. Present values were calculated assuming termination of employment on November 30, 2007. The discount rate assumption is 6.40%, and the post-retirement mortality assumption is RP 2000 no-collar, projected to 2005. The assumptions reflected in this footnote are the same as the ones used for the calculation of 2007 Pension Benefits on page xx with the exception of termination assumption, and measurement date.

Security Ownership of Certain Beneficial Owners

The Company believes that the following table is an accurate representation of beneficial owners of more than 5% of the Company’s 56,942,450 shares of the Company’s Common Stock outstanding as of February 1, 2008 The table is based on reports of Schedule 13D and Schedule 13G filed with the Securities and Exchange Commission as of February 13, 2008.

	Amount and Nature of	Percent
Beneficial Owner	Beneficial Ownership	of Class
Steel Partners II, L.P.	8,034,059(1)	14.1%
590 Madison Avenue 32nd Floor New York, NY 10022

Sandell Asset Management Corp.	5,422,115(2)	9.5%
40 West 57th Street 26th Floor New York, NY 10019

GAMCO Investors, Inc.	4,428,140(3)	7.8%
One Corporate Center Rye, NY 10580

QVT Financial LP	3,635,024(4)	6.4%
1177 Avenue of the Americas 9th Floor New York, NY 10036

Keeley Asset Management Corp.	3,160,860(5)	5.6%
401 South LaSalle Street Chicago, IL 60605

Barclays Global Investors, NA and Barclays Global Fund Advisors	3,144,618(6)	5.5%
45 Freemont Street San Francisco, CA 94105

GenCorp Retirement Savings Plans	3,043,764(7)	5.4%
c/o Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109

Sowood Capital Management LP	2,992,400(8)	5.3%
500 Boylston Street, 17th Floor Boston, MA 02116

Franklin Mutual Advisers, LLC	2,863,861(9)	5.0%
101 John F. Kennedy Parkway Short Hills, CA 07078

(1)	Includes shares beneficially owned by Warren G. Lichtenstein and various affiliated entities, including Steel Partners II, L.P., Steel Partners II GP LLC, Steel Partners II Master Fund L.P., and Steel Partners, LLC., each of which reported sole voting power and sole dispositive power with respect to such shares. All of the foregoing information is according to Amendment No. 15 to a Schedule 13D dated January 30, 2008 and filed with the SEC on January 31, 2008.

(2)	Includes shares beneficially owned by Thomas E. Sandell and various affiliated entities, including Sandell Asset Management Corp., Castlerigg Master Investments Ltd., Castlerigg International Limited, Castlerigg International Holdings Limited, CGS, Ltd., and Castlerigg Global Select Fund Limited. Each of Thomas E. Sandell and Sandell Asset Management Corp reported shared voting and shared dispositive power with respect to 5,422,115 shares. Each of Castlerigg Master Investments Ltd., Castlerigg International Limited, and Castlerigg International Holdings Limited

reported shared voting and shared dispositive power with respect to 3,922,248 shares. Each of CGS, Ltd. and Castlerigg Global Select Fund Limited reported shared voting and shared dispositive power with respect to 1,499,867 shares. All of the foregoing information is according to Amendment No. 3 to a Schedule 13D dated October 12, 2006 and filed with the SEC on October 13, 2006.

(3)	Includes shares beneficially owned by Mario J. Gabelli and various affiliated entities, including Gabelli Funds, LLC and GAMCO Asset Management Inc. Gabelli Funds, LLC reported sole voting power and sole dispositive power with respect to 1,713,780 shares. GAMCO Asset Management Inc. reported sole voting power with respect to 2,659,360 shares and sole dispositive power with respect to 2,714,360 shares. Includes 231,810 shares with respect to which the reporting persons have the right to acquire beneficial ownership upon conversion of the Company’s convertible notes. All of the foregoing information is according to Amendment No. 44 to a Schedule 13D dated June 8, 2007 and filed with the SEC on June 8, 2007.

(4)	Includes shares beneficially owned by QVT Financial LP and various affiliated entities. Each of QVT Financial LP and QVT Financial GP LLC reported shared voting power and shared dispositive power with respect to 3,635,024 shares. QVT Fund LP reported shared voting power and shared dispositive power with respect to 2,859,386 shares. QVT Associates GP LLC reported shared voting power and shared dispositive power with respect to 3,173,781 shares. Includes 460,000 shares with respect to which the reporting persons have the right to acquire beneficial ownership upon conversion of the Company’s convertible notes. All of the foregoing information is according to Schedule 13G/A dated December 28, 2007 and filed with the SEC on December 31, 2007.

(5)	Includes shares beneficially owned by Keeley Asset Management Corp., which reported sole voting power with respect to 3,058,260 shares and sole dispositive power with respect to 3,160,860 shares. All of the foregoing information is according to Schedule 13G dated January 31, 2008 and filed with the SEC on February 14, 2008.

(6)	Includes shares beneficially owned by Barclays Global Investors, NA. and Barclays Global Fund Advisors. Barclays Global Investors, NA reported sole voting power with respect to 971,663 shares and sole dispositive power with respect to 1,147,869 shares. Barclays Global Fund Advisors reported sole voting power with respect to 1,527,703 shares and sole dispositive power with respect to 1,996,749 shares. All of the foregoing information is according to Schedule 13G dated January 10, 2008 and filed with the SEC on February 5, 2008.

(7)	Shares held as of December 31, 2007 by Fidelity Management Trust Company, the Trustee for the GenCorp Retirement Savings Plan.

(8)	Includes shares beneficially owned by Sowood Capital Management LP, which reported shared voting power with respect to 2,992,400 shares and shared dispositive power with respect to 2,992,400 shares. All of the foregoing information is according to Schedule 13G dated October 10, 1006 and filed with the SEC on October 10, 2006.

(9)	Includes shares beneficially owned by Franklin Mutual Advisers, LLC, which reported sole voting power with respect to 2,863,861 shares and sole dispositive power with respect to 2,863,861 shares. All of the foregoing information is according to Schedule 13G dated January 14, 2008 and filed with the SEC on January 30, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and certain officers and persons who own more than ten percent of the outstanding Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. The SEC also requires such persons to furnish the Company with copies of the Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms that the Company has received, the Company believes that all of its Directors, executive officers and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2007, except that following a payout to Mr. Osterhoff under the Director Deferred Compensation Plan, the Form 4 to report this transaction was not filed until July 19, 2007 due to an administrative oversight.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to serve as the Company’s independent auditors for fiscal year 2008. The Audit Committee is submitting Proposal 2 to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent auditors, whether or not the Company’s shareholders ratify the appointment.

Representatives of PwC are expected to be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PwC as our independent auditors for fiscal year 2008.

The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is necessary to approve Proposal 2, the ratification of the appointment of the Company’s independent auditors. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote on Proposal 2. The persons named in the accompanying form of proxy intend to vote such proxies to ratify the appointment of PwC unless a contrary choice is indicated.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PwC as the Company’s independent auditors for fiscal year 2008.

Audit Fees

The Auditors’ aggregate fees billed for fiscal years 2007 and 2006 for professional services rendered by them for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, or services that are normally provided in connection with statutory audits were:

	2007	2006
	In Thousands

Audit fees	$2,514	$2,755

Audit-Related Fees

The Auditors’ aggregate fees billed for fiscal years 2007 and 2006 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and are not reported under “Audit Fees” above were:

	2007	2006
	In Thousands

Audit-related fees	$95	$495

Audit-related fees consisted principally of audits of employee benefit plans and special procedures related to regulatory filings in fiscal years 2007 and 2006. In fiscal year 2006, PwC invoiced the

Company for certain employee benefit plan audits for which the Company was later reimbursed by the respective plans. In fiscal year 2007, the employee benefit plans paid these fees directly to PwC.

Tax Fees

The Auditors’ aggregate fees billed for fiscal years 2007 and 2006 for professional services rendered by them for tax compliance, tax advice and tax planning were:

	2007	2006
	In Thousands

Tax fees	$96	$166

All Other Fees

The Auditors’ aggregate fees billed for fiscal years 2007 and 2006 for products and services provided by them, other than those reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” were:

	2007	2006
	In Thousands

All other fees	$60	$27

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.

Prior to engagement of the independent auditors for the next year’s audit, management will submit an aggregate of services expected to be rendered during the year for Audit, Audit-Related, Tax and Other Fees for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. During the fiscal year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. None of the services described above was approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Other Business

As of the time this proxy statement was printed, the Company was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but, if other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy pursuant to discretionary authority conferred thereby, to vote the proxy in accordance with their best judgment on such matters.

Submission of Shareholder Proposals

Shareholders who intend to have their proposals considered for inclusion in the Company’s proxy materials related to the 2009 Annual Meeting must submit their proposals to the Company no later than November   , 2008. Shareholders who intend to present a proposal at the 2009 Annual Meeting without inclusion of that proposal in the Company’s proxy materials are required to provide notice of their proposal to the Company no later than January   , 2009. The Company’s proxy for the 2008 Annual Meeting will grant authority to the persons named in the WHITE proxy card to exercise their voting discretion with respect to any proposal of which the Company does not receive notice by January   , 2009. All proposals for inclusion in the Company’s proxy materials and notices of proposals should be sent to Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, GenCorp Inc., P.O. Box 537012, Sacramento, CA 95853-7012 (overnight courier — Highway 50 & Aerojet Road, Rancho Cordova, CA 95742).

It is important that proxies be voted promptly; therefore, shareholders who do not expect to attend in person are urged to vote by either (a) using the toll-free telephone number shown on your WHITE proxy card, (b) casting your vote electronically at the web site listed on your WHITE proxy card, or (c) completing, signing, dating and promptly returning the accompanying WHITE proxy card in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

MARK A. WHITNEY
Senior Vice President
General Counsel and Secretary

February   , 2008

APPENDIX A

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION
OF PROXIES BY GENCORP INC.

Under applicable SEC rules, members of the Company’s Board of Directors, the Board’s nominees and certain officers and employees of GenCorp may be deemed to be “participants” with respect to GenCorp’s solicitation of proxies in connection with its 2008 Annual Meeting of stockholders. Certain information about the persons who may be deemed “participants” is provided below.

Director Nominees

The name and principal occupations of GenCorp’s Director nominees who may be deemed participants in GenCorp’s solicitation are set forth in Proposal No. 1 under the “Election of Directors” section of this proxy statement. The mailing address of GenCorp’s directors and director nominees is c/o GenCorp Inc., P. O. Box 537012, Sacramento, CA 95853-7012.

Officers and Employees

The principal occupations of GenCorp’s executive officers and other officers and employees who may be deemed “participants” in GenCorp’s solicitation of proxies are set forth below. The principal occupation refers to such person’s position with GenCorp, and the business address is GenCorp Inc., P. O. Box 537012, Sacramento, CA 95853-7012.

Name	Principal Occupation
Terry L. Hall	President and Chief Executive Officer/ Director (Principal Executive Officer)

Yasmin R. Seyal	Senior Vice President, Chief Financial Officer (Principal Financial Officer)

Mark A. Whitney	Senior Vice President, General Counsel and Secretary

J. Scott Neish	Vice President of the Company and President of Aerojet- General Corporation

Information Regarding Ownership of GenCorp Securities by Participants

Except as described in this Appendix A or the proxy statement, none of the persons listed above under “Director Nominees” and “Officers and Employees” owns any GenCorp securities of record which they do not own beneficially. The number of shares of GenCorp common stock held by Director nominees and the Named Executive Officers as of the close of business on February 1, 2008, is set forth in the “Security Ownership of Certain Owners” and “Security Ownership of Officers and Directors” sections of the proxy statement.

A-1

Miscellaneous Information Concerning Participants

Except as described in this Appendix A or the proxy statement, no participant has purchased or sold securities of GenCorp within the past two years, other than transactions under GenCorp’s 401(k) plan, grants and forfeitures of restricted stock and options under GenCorp’s equity based compensation plans.

Except as described in the proxy statement under the section entitled “Indebtedness of Management,” no part of the purchase price or market value of any of the shares specified in the “Information Regarding Ownership of GenCorp Securities by Participants” section is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities by such participant.

Except as described in this Appendix A or the proxy statement, no participant or Participant Affiliate is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any securities of GenCorp.

Except as described in the proxy statement under the section entitled “Indebtedness of Management,” neither any participant, nor any of their respective associates or affiliates (including a member of the participant’s immediate family, together, the “Participant Affiliates”), is either a party to any transaction or series of transactions since the beginning of fiscal year 2007, or has knowledge of any currently proposed transaction or series of proposed transactions, (1) to which GenCorp was or is to be a party, (2) in which the amount involved exceeds $120,000, and (3) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest.

Except as described in the proxy statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by GenCorp or any of its affiliates or with respect to any future transactions to which GenCorp or any of its affiliates will or may be a party.

A-2

February                     , 2008
Dear Shareholder:
The Annual Meeting of shareholders of GenCorp Inc. will be held at The Ritz-Carlton, 1150 22nd Street, N.W., Washington, D.C. on March 26, 2008 at 9:00 a.m. local time. At the meeting, shareholders will elect directors, ratify the appointment of the independent auditors of the Company for the fiscal year ending November 30, 2008, and transact such other business as may properly come before the meeting. It is important that your shares be represented at the meeting. Whether or not you plan on attending the meeting, please review the enclosed proxy materials and vote your shares as described on the back of this card.
Terry L. Hall
President and Chief Executive Officer
YOUR VOTE IS IMPORTANT!
▼ PLEASE DETACH PROXY CARD HERE ▼

PROXY FOR HOLDERS OF COMMON STOCK
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P
R
O
X
Y
The undersigned hereby appoints Yasmin R. Seyal and Mark A. Whitney, and each of them, his or her proxy, with the power of substitution, to vote all shares of Common Stock of GenCorp Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at The Ritz-Carlton, 1150 22nd Street, N.W., Washington, D.C. on March 26, 2008, and at any adjournments or postponements thereof, and appoints the proxyholders to vote as directed below and in accordance with their sole judgment on matters incident to the conduct of the meeting and on such other matters as may properly come before the meeting.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO CONTRARY DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL OF THE BOARD’S NOMINEES IN PROPOSAL 1, FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE PROXYHOLDERS’ SOLE JUDGMENT ON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS.

(Continued and to Be Signed On Reverse Side.)
PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY.

YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of GenCorp Inc.
common stock for the upcoming Annual Meeting of Shareholders.
PLEASE REVIEW THE PROXY STATEMENT
AND VOTE TODAY IN ONE OF THREE WAYS:
1.	Vote by Telephone—Call toll-free in the U.S. or Canada at 1-866-287-9712, on a touch-tone telephone. If outside the U.S. or Canada, call 215-521-1343. Please follow the simple instructions.
OR
2.	Vote on the Internet—Access https://www.proxyvotenow.com/gy and follow the simple instructions. Please note, you must type an “s” after http.

You may vote by telephone or on the Internet 24 hours a day 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.
OR
3.	Vote by Mail—If you do not wish to vote by telephone or on the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: GenCorp Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.
▼ PLEASE DETACH PROXY CARD HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1.	Election of directors	FOR	WITHHOLD
		ALL	FOR ALL	EXCEPTIONS*
	01 – James J. Didion 02 – Terry L. Hall 03 – David A. Lorber 04 – James M. Osterhoff 05 – Todd R. Snyder	☐	☐	☐
06 – William L. Trubeck
07 – Timothy A. Wicks
08 – Sheila E. Widnall
09 – Robert C. Woods
* INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.
Exceptions

2.	Ratification of the Audit	FOR	AGAINST	ABSTAIN
	Committee’s appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.	☐	☐	☐

To change your address, please mark this box and note changes to the left.	☐
I plan to attend the meeting.	☐

Date , 2008

Signature

Signature (if jointly held)

Title

NOTE: Please sign your name exactly as it appears on this Proxy. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD TODAY IN THE POSTAGE-PAID ENVELOPE PROVIDED.